Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

UHU INC.,

UNICORNFISH CORP.

AND

THE L.S. STARRETT COMPANY

DATED AS OF MARCH 8, 2024

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-iii-

Annexes

Annex I	Articles of Organization
Annex II	Bylaws
Annex III	FIRPTA Certificate

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2024 (this “Agreement”), among Uhu Inc., a Delaware corporation (“Parent”), Unicornfish Corp., a Massachusetts corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and The L.S. Starrett Company, a Massachusetts corporation (the “Company”).

WHEREAS, the boards of directors of Parent, Merger Sub and the Company each have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement, including the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and on the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger are fair to, in the best interests of, and are advisable to, the Company and the holders of Shares; (ii) adopted this Agreement and duly authorized and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to the holders of Shares for approval at a meeting of the Company’s stockholders; and (iv) resolved to recommend that, subject to the terms and conditions of this Agreement, the holders of Shares approve this Agreement (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Merger Sub each have, on the terms and subject to the conditions set forth herein, adopted this Agreement and approved the Contemplated Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investor has entered into an Equity Commitment Letter and Parent has received and accepted a Debt Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investor has delivered to the Company a limited guarantee (the “Limited Guarantee”) pursuant to which the Equity Investor has agreed to guarantee certain obligations of Parent hereunder; and

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve this Agreement immediately following its execution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MBCA, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”). Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will be the debts, liabilities and duties of the Surviving Corporation, all in accordance with Massachusetts Law.

Section 1.2.    Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the MBCA, the closing of the Merger (the “Closing”) will take place (a) at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts or remotely by electronic exchange of documents and signatures as soon as practicable, but in no event later than the second (2nd) Business Day, after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in ARTICLE VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing), or (b) at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto will cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of the Commonwealth of Massachusetts, in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts, or such later time as is specified in the Articles of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the MBCA in connection with the Merger. The Merger will become effective upon the Effective Time.

Section 1.3.    Effects of the Merger. The Merger will have the effects set forth herein, in the Articles of Merger and in Section 11.07 of the MBCA.

Section 1.4.    Articles of Organization and Bylaws of the Surviving Corporation.

(a)    At the Effective Time, the articles of organization of the Company will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex I, and as so amended, will be the articles of organization of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)    At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Annex II, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the articles of organization of the Surviving Corporation and as provided by applicable Law, subject to Section 5.7.

Section 1.5.    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified in accordance with the Surviving Corporation’s articles of organization and bylaws. The Company shall request that each director of the Company immediately prior to the Effective Time execute and deliver a letter effectuating his or her resignation as a member of the Company Board, to be effective as of the Effective Time.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND ITS SUBSIDIARIES

Section 2.1.    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(a)    each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive $16.19, payable to the holder thereof in cash, without interest (the “Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such Shares in accordance with Section 2.4;

(b)    each Share (i) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time or (ii) owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; and

(c)    each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2.    Treatment of Equity Awards.

(a)    The Company Board (or, if appropriate, the committee administering a Company equity incentive plan, inducement award program or other similar plan, program or arrangement under which equity incentive awards are outstanding, including the Company’s 2012 Long-Term Incentive Plan and the Company’s 2021 Long-Term Incentive Plan, but excluding the Company ESPPs and the Company ESOP (each, a “Company Equity Plan” and, collectively, the “Company Equity Plans”)) has adopted, or, as soon as practicable following the date of this Agreement (and, in any event, prior to the Effective Time), will adopt, resolutions providing that:

(i)    at or immediately prior to the Effective Time, each award of restricted stock units with respect to Shares granted under a Company Equity Plan that is subject to vesting conditions based solely on continued employment or service (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash, without interest (less applicable tax withholdings pursuant to Section 2.6), equal to (A) the number of Shares subject to such Company RSU immediately prior to the Effective Time, with any remaining service-based vesting requirements deemed fully satisfied, multiplied by (B) the Merger Consideration (such amount, the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time).

(ii)    at or immediately prior to the Effective Time, each award of restricted stock units with respect to Shares granted under a Company Equity Plan that is subject to performance-based vesting conditions (each, a “Company PSU” and, together with the Company RSUs, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash, without interest (less applicable tax withholdings pursuant to Section 2.6), equal to (A) the number of Shares subject to such Company PSU immediately prior to the Effective Time assuming full satisfaction of the performance-based vesting conditions at maximum levels and with any remaining service-based vesting requirements deemed fully satisfied multiplied by (B) the Merger Consideration (such amount, the “Company PSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company PSU Merger Consideration to the holder of the applicable Company PSU at or reasonably promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time).

(iii)    each Company Equity Plan shall be terminated as of the Effective Time.

(b)    As soon as practicable after the date of this Agreement, the Company Board (or, if appropriate, the committee administering the Company ESPPs) shall pass such resolutions and shall take all actions with respect to the Company ESPPs that are necessary to provide that: (i) with respect to any offering period in effect under any Company ESPP as of the date of this Agreement, if any, no individual who was not a participant in the respective Company ESPP as of the date of this Agreement may enroll in a Company ESPP with respect to such offering period and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of this Agreement for such offering period; (ii) no offering period shall commence following the date of this Agreement unless and until this Agreement is terminated; (iii) if the applicable purchase date with respect to the offering period would otherwise occur on or after the Effective Time, then the offering period will be shortened and the applicable purchase date with respect to the offering period will occur at least two (2) Business Days preceding the date on which the Effective Time occurs; and (iv) the Company ESPPs shall terminate as of or prior to the Effective Time.

(c)    Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be cancelled as provided herein in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.3.    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 2.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a shareholder of the Company who (i) is entitled to appraisal, (ii) has not voted in favor of the Merger or consented thereto in writing and (iii) who has demanded properly in writing payment of fair value for such Shares in accordance with Part 13 of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration unless and until such shareholder of the Company has effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the MBCA but will instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Part 13 of the MBCA. From and after the Effective Time, Dissenting Shares will not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).

(b)    The Company will give Parent prompt written notice of any demands for appraisal or payment of fair value received by the Company, and any withdrawals thereof, received from shareholders or provided to shareholders by the Company with respect to any Dissenting Shares or Shares claimed to be Dissenting Shares, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to such demands for appraisal. The Company will not, except with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned, or delayed) or as otherwise required by applicable Law, make any payment with respect to any such demands or offer to settle or settle any such demands. The Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Dissenting Shares as may be necessary to perfect appraisal rights under the MBCA.

(c)    If any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to obtain payment of the fair value of such holder’s Dissenting Shares under the MBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if the shareholder had, as of the Effective Time, been converted into the right to receive the Merger Consideration, without interest thereon, as set forth in Section 2.1(a).

Section 2.4.    Surrender of Shares.

(a)    At or prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Merger Consideration, and Parent will cause the Paying Agent to timely make all payments contemplated in Section 2.4(b) and Section 2.4(c). Such cash may be invested by the Paying Agent as directed by Parent; provided (i) that such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent, Merger Sub, or the Paying Agent from making the payments required by this ARTICLE II and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Merger Consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payment pursuant to Section 2.4(b) and Section 2.4(c). The aggregate Merger Consideration as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.4(b) and Section 2.4(c), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

(b)    As promptly as practicable after the Effective Time (and in any event within two (2) Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding Shares which were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form (which will (x) specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon proper delivery of such Certificate (or effective affidavits of loss in lieu thereof) to the Paying Agent and (y) contain such other provisions as are customary and reasonably acceptable to Parent and the Company) and (ii) instructions for effecting the surrender of the Certificate (or effective affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed pursuant to the instructions thereto, and such other documents as may be reasonably required by the Paying Agent and described in such instructions, the holder of such Certificate will be entitled to receive in exchange therefor Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered will be cancelled. Until surrendered as contemplated by this Section 2.4(b), each Certificate will be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration (less any applicable withholding Tax) and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation; provided, that, notwithstanding the foregoing, in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Shares may be made to a Person other than the Person in whose name the Certificates so surrendered are registered if such Certificates are properly endorsed or otherwise are in proper form for transfer and the Person requesting such payment pays any transfer or other Taxes required by reason of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(c)    A holder of record of non-certificated Shares represented in book-entry form (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares which were converted pursuant to Section 2.1 into the right to receive Merger Consideration will, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive in exchange for such Book-Entry Shares, Merger Consideration (less any applicable withholding Tax) for each Share formerly represented by such Book-Entry Share, and such Book-Entry Share will be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Share will be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation.

(d)    At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent or its designated Affiliate any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable to the holder of a Certificate or Book-Entry Share. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Merger Consideration, or any cash that was held by the Paying Agent pursuant to this Section 2.4, that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws. If any Certificate has not been surrendered, or the applicable “agent’s message” or other evidence is not received in respect of a Book-Entry Share, immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(e)    From and after the Effective Time, the stock transfer books of the Company will be closed, and no subsequent transfers of Shares that were issued prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE II.

(f)    In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), Parent will cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate, subject to such holder’s compliance with the exchange procedures set forth in Section 2.4(b) (other than the surrender of a Certificate).

Section 2.5.    Section 16 Matters. Prior to the Effective Time, the Company Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares and Company Equity Awards in the Contemplated Transactions.

Section 2.6.    Withholding. To the extent required by applicable Tax Law, each of Parent, the Paying Agent, the Company and their Affiliates shall be entitled to withhold and deduct any amount as may be required to be deducted or withheld in respect of any payment made in connection with the Contemplated Transactions. Any compensatory amounts payable pursuant to or as contemplated by this Agreement subject to compensatory withholding, including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld and timely paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.    Organization and Corporate Power.

(a)    The Company is a corporation validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and is in good standing with the Secretary of the Commonwealth of Massachusetts, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Company has all requisite corporate power and authority and all Permits necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b)    True and complete copies of the articles of organization and bylaws of the Company (collectively, the “Company Organizational Documents”), each as in effect as of the date of this Agreement, have been heretofore made available to Parent and Merger Sub. The Company Organizational Documents are in full force and effect. The Company is not in violation of the Company Organizational Documents.

Section 3.2.    Authorization; Valid and Binding Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the shareholders of the Company to the extent required by applicable Law, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Merger (other than approval of this Agreement by the holders of at least two-thirds of the outstanding Shares entitled to vote thereon (the “Company Requisite Vote”), and the filing with the Secretary of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Company Board Recommendation has not, as of the date of this Agreement, been rescinded, modified or withdrawn.

Section 3.3.    Capital Stock.

(a)    The authorized capital stock of the Company consists of 20,000,000 Shares of Company Class A Common Stock and 10,000,000 Shares of Company Class B Common Stock, of which, as of March 4, 2024 (the “Measurement Date”), 6,957,963 Shares of Company Class A Common Stock and 546,689 Shares of Company Class B Common Stock were issued and outstanding,120,649 Shares of Company Class A Common Stock were subject to outstanding Company RSUs, 31,811 Shares of Company Class A Common Stock were subject to outstanding Company PSUs (assuming maximum performance), and 201,531 Shares of Company Class A Common Stock and 51,207 Shares of Company Class B Common Stock were outstanding under the Company ESOP. As of the Measurement Date, 1,407,894 Shares of Company Class A Common Stock and 301,814 Shares of Company Class B Common Stock were held in treasury of the Company.

(b)    The Company’s issued and outstanding Shares have been, and all such Shares that may have been issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

(c)    Section 3.3(c) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of outstanding Company Equity Awards, including, with respect to each Company Equity Award, (i) the number of the Shares subject thereto, (ii) the holder thereof and (iii) the date of grant.

(d)    Except (i) as disclosed in this Section 3.3 or (ii) for changes since the Measurement Date resulting from settlement of Company RSUs or Company PSUs outstanding on such date or grants of Company Equity Awards under the Company Equity Plans, as of the date of this Agreement, the Company has no outstanding (A) shares of capital stock or other equity interests or voting securities, (B) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (C) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (D) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (E) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which the Company’s shareholders may vote.

(e)    The treatment of the Company Equity Awards contemplated by Section 2.2 is permitted under the applicable Company Equity Plan and/or Company Equity Award documentation and may be effectuated as so contemplated without the consent of any holder of such Company Equity Award.

Section 3.4.    Subsidiaries.

(a)    Section 3.4 of the Company Disclosure Letter lists each Company Subsidiary along with the state or country of formation. Each such Company Subsidiary is a corporation or other entity validly existing under the Laws of the jurisdiction of its incorporation or organization. All of the outstanding shares of capital stock or equivalent equity interests of each Company Subsidiary is owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens (other than Permitted Liens). No Company Subsidiary has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary not owned by the Company. Each Company Subsidiary has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Except with respect to the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(b)    Neither the Company nor any of its Subsidiaries has agreed nor is obligated to make, and is not bound by any Contract under which it may become obligated to make, any future material investment in, or material capital contribution to, any other Person. True and complete copies of the organizational documents of each Company Subsidiary that is significant under Regulation S-X Rule 1-02(w), each as in effect as of the date of this Agreement, have been heretofore made available to Parent and Merger Sub. Such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in violation of the provisions thereof. All of the corporate acts of the Brazilian Subsidiary and Scotland Subsidiary, including, without limitation, minutes of shareholders meetings, Statutory Books, by-laws, articles of association and any amendments thereto, have observed all legal formalities in all aspects, and are duly filed with the competent Board of Trade (Junta Comercial) or Companies House, as applicable in each jurisdiction.

Section 3.5.    No Breach. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Contemplated Transactions will not (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained, and all filings and obligations described in Section 3.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject, except any conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under any Company Material Contract, except any conflicts, breaches, defaults, violations, terminations, cancellations or accelerations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6.    Consents. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) applicable requirements of the Exchange Act, (c) any filings required by NYSE, (d) the filing of the Articles of Merger, (e) any filings with the relevant authorities of states in which the Company or any of its Subsidiaries is qualified to do business and (f) as set forth in Section 3.6 of the Company Disclosure Letter, in each case, none of the Company, nor any of its Subsidiaries, is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company or its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations required under any of the Company Leases or the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7.    SEC Reports; Disclosure Controls and Procedures.

(a)    The Company has timely filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed by the Company under the Exchange Act since the Balance Sheet Date (such forms, reports, schedules, statements or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file any form, report, schedule, statement, registration statement, proxy statement, certification or other document with, or make any other filing with or furnish any other material to, the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, as in effect on the date so filed, and (ii) at the time of filing, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has received from the SEC or any Governmental Body any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Body that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Body of any Company SEC Documents (including the financial statements included therein).

(b)    The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be expressly indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount). Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(c)    The Company has designed and maintains, and at all times in the last three (3) years has maintained, a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (C) any claim or allegation regarding any of the foregoing. Since the Balance Sheet Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)    Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)    Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of in the last three (3) years: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 3.8.    No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited consolidated balance sheet of the Company as of the Balance Sheet Date, that is included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, (c) incurred in connection with this Agreement or the Contemplated Transactions or negotiations with other entities regarding similar potential transactions or (d) as set forth in Section 3.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

Section 3.9.    Absence of Certain Developments. From the Balance Sheet Date to the date of this Agreement, the Company has not experienced a Company Material Adverse Effect. Except in connection with the Contemplated Transactions, from the Balance Sheet Date to the date of this Agreement, each of the Company and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b) (other than Section 5.1(b)(i), Section 5.1(b)(ii) and Section 5.1(b)(iii)) if such covenants had been in effect as of the Balance Sheet Date.

Section 3.10.    Compliance with Laws.

(a)    The Company and its Subsidiaries are, and have been in the last five (5) years, in compliance, in all material respects, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b)    In the last three (3) years, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)    In the last three (3) years, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, and have timely paid all fees and assessments due and payable in connection therewith.

(d)    The Company and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE.

Section 3.11.    Title to Tangible Properties.

(a)    The Company and its Subsidiaries hold good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

(b)    The leased real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Leased Real Property”) is a true and complete list of all of the real property leased by the Company or its Subsidiaries as of the date of this Agreement. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any person (other than the Company or its Subsidiaries) the right to use or occupy the Company Leased Real Property, and, to the Knowledge of the Company, no other Person (other than the Company and its Subsidiaries) is in possession of the Company Leased Real Property (except pursuant to Permitted Liens). The leases for the Company Leased Real Property (collectively, the “Company Leases”) are in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Leases is valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such Company Lease and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company or one of its Subsidiaries has performed all material obligations required to be performed by it to date under each such Company Lease. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Company Leases is in default in any material respect under any of such Company Leases, nor has the Company or any of its Subsidiaries given or received written notice of termination, cancellation, breach, or default under any such Company Lease, which breach or default has not been cured. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Leases, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Leases. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Real Property or any portion thereof or interest therein (except pursuant to a Permitted Lien).

(c)    Section 3.11(c) of the Company Disclosure Letter contains, as of the date of this Agreement, a list of all of the Company Owned Real Property. The Company or its applicable Subsidiaries hold good and marketable fee simple title to all of the Company Owned Real Property, free and clear of any Liens other than Permitted Liens. There are no leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the Company Owned Real Property, and no Person (other than the Company or its applicable Subsidiaries) is in possession of the Company Owned Real Property or any portion thereof except, in each case, (i) pursuant to Permitted Liens, (ii) as set forth on Section 3.11(c) of the Company Disclosure Letter or (iii) as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Affiliates has received any written notice that any material portion of the Company Owned Real Property will be condemned, requisitioned or otherwise taken by any public authority. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase the Company Owned Real Property (except pursuant to a Permitted Lien or as disclosed on Section 3.11(c) of the Company Disclosure Letter).

(d)    In respect of the Company Owned Real Property located in the United Kingdom, no notices have been received or intimations been received by the Company or its Subsidiaries in relation to any community interest in land nor any nomination of any Company Owned Real Property as an asset of community value and nor are they aware of any matter which would lead to any such notice, intimation or nomination being made after the Effective Time.

(e)    None of the Company Owned Real Property, Company Leased Real Property or any other real property used by the Subsidiaries and located in Brazil is considered rural property according to Brazilian Federal Law No. 5,709/1971 (and Brazilian Federal Decree No. 74,965/74, which regulated the former) and Brazilian Federal Law No. 8,629/1993, according to the interpretation given by the Normative Opinion No. 01/2008, published on August 23, 2010.

(f)    In respect of the Company Leased Real Property located in China: to the extent required under the Laws of the relevant jurisdiction, such Company Leases are duly registered and/or filed with the competent Governmental Body; to the Knowledge of the Company, the lessor under each such Company Lease is qualified, and has obtained all necessary consents and permits to enter into such Company Lease, including without limitation any consents required from the owner of the Leased Real Property to the extent the lessor is not the owner of such property; and, to the Knowledge of the Company, there is no claim asserted or threatened by any Person regarding the lessor’s ownership of the Leased Real Property pursuant to each such Company Lease.

Section 3.12.    Tax Matters.

(a)    (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) all such Tax Returns are true, complete and correct in all material respects and (iii) the Company and its Subsidiaries have timely paid all material Taxes (whether or not shown as due and payable on any such Tax Return) required to be paid by them.

(b)    There are no material Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than liens described in clause (a) of the definition of Permitted Liens. The Company and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person. Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any comparable provision of local, state or non-U.S. Law).

(c)    No U.S., federal, state, local or non-U.S. Actions relating to material Taxes are pending or being conducted with respect to the Company or any of its Subsidiaries. No deficiency or proposed adjustment for any material Tax has been asserted or assessed in writing by any Governmental Body against the Company or any of its Subsidiaries that has not been fully paid or finally resolved. Within the last three (3) years, no claim has been made in writing by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or its Subsidiary is or may be subject to taxation by such jurisdiction, which claim has not been resolved.

(d)    There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force.

(e)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business consistent with past practice or an agreement that does not relate primarily to Taxes), (ii) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the parent of which is the Company) or (iii) has liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise by operation of Law.

(f)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing, (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amount received or deferred revenue accrued by the Company or any of its Subsidiaries on or prior to the Closing Date or (v) any intercompany transaction or any excess loss account described in Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or non-U.S. Law) completed or created prior to the Closing.

(g)    Neither the Company nor any of its Subsidiaries has distributed to its equityholders equity interests of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the date of this Agreement.

(h)    Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code.

(i)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized.

(j)    No material private letter rulings, technical advice memoranda or similar agreements or rulings related to taxes have been entered into, issued by or requested from any Governmental Body with or in respect of the Company or any of its Subsidiaries.

(k)    The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(l)    The Company and each of its Subsidiaries have complied (in all material respects) with all escheat, unclaimed or abandoned property laws and there is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.

(m)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is part of any Tax incentive program, installment or payment program for the settlement of overdue Taxes or has benefited from any amnesty related to Taxes in the last six (6) years.

(n)    Notwithstanding any other provision of this Agreement, (i) nothing in this Agreement will be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any of its Subsidiaries, and (ii) the representations in this Section 3.12 and Section 3.18 are the only representations and warranties being made with respect to Tax matters.

(o)    For purposes of this Section 3.12, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was merged with or was liquidated into the Company or the Subsidiary, as applicable.

Section 3.13.    Contracts and Commitments.

(a)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)    “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii)    Contract (A) relating to the disposition, transfer or acquisition by the Company or any of its Subsidiaries of any material tangible or intangible assets (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) prior to the date of this Agreement, that contains any material ongoing obligations (including sale of inventory, indemnification, “earn-out” or other contingent obligations) that are still in effect that are expected to result in claims in excess of $250,000 or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(iii)    collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in a non-U.S. jurisdiction);

(iv)    Contract establishing any joint venture, partnership, or collaboration, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(v)    Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any material product or service exclusively to a single party (C) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party, or (D) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(vi)    Contracts in respect of Indebtedness of $250,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vii)    Contract (other than a Company Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(viii)    Contract relating to the voting or registration of any securities, or any stockholders’, investor rights, tax receivables or similar or related Contracts with respect to any securities of the Company or any of its Subsidiaries;

(ix)    Contract containing a right of first refusal, right of first negotiation or right of first offer, option or other similar rights with respect to (i) any equity interests of any Subsidiaries or (ii) assets that, in the case of this clause (ii), have a fair market value or purchase price of more than $500,000, in each case in favor of a party other than the Company or its Subsidiaries;

(x)    Contract under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $500,000 during the current or a subsequent fiscal year, including any Contract with a Top Customer or Top Supplier;

(xi)    Corporate integrity agreements, consent decrees, deferred prosecution agreements, or other similar types of agreements with Governmental Bodies that have existing or contingent performance obligations;

(xii)    Contracts relating to the settlement of any litigation proceeding that provide for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xiii)    Contracts that prohibit, limit, require or restrict the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or otherwise prohibit, limit, require or restrict the pledging of capital stock of the Company or any of its Subsidiaries or prohibit, limit, require or restrict the issuance of guarantees by the Company or any of its Subsidiaries other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xiv)    Contracts with third party manufacturers and suppliers for the manufacture and/or supply of materials or products that involve payments in excess of $500,000 during the current or a subsequent fiscal year; or

(xv)    Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xv) above of this Section 3.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Lease listed in Section 3.11(b) of the Company Disclosure Letter but excluding, in all cases, each Company Plan, is referred to herein as a “Company Material Contract.”

(b)    The Company has made available to Parent a true and correct copy of all written Company Material Contracts, together with all material amendments thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c)    (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (A) is, or has sent or received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given any written notice of termination, cancellation or breach of, or dispute with respect to, any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 3.14.    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks, and (iii) Copyrights, in each instance, that are Owned Intellectual Property and that are registered with a Governmental Body as of the date of this Agreement, or with respect to which the Company or any of its Subsidiaries has filed with a Governmental Body an application for registration pending as of the date of this Agreement, except for any such Patents, Trademarks, or Copyrights that have been abandoned by the Company or any of its Subsidiaries as of the date of this Agreement or for which registration has expired (collectively, “Company Registered Intellectual Property”), listing in each case the application or registration number, title, jurisdiction of registration and owner of record. Section 3.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all material (A) proprietary software that are Owned Intellectual Property and (B) internet domain names with respect to which the Company or any of its Subsidiaries are the registrant or otherwise the beneficial owner (if registered by proxy).

(b)    The Company or its applicable Subsidiary (i) has made necessary filings and paid necessary registration, maintenance, renewal and other fees due prior to the date of this Agreement (after taking into account applicable grace periods and extensions) required for maintaining all material Company Registered Intellectual Property and (ii) is the exclusive or joint owner (as indicated in Section 3.14(a) of the Company Disclosure Letter, and where applicable identifying any joint owners) of all rights, title and interests in the Company Registered Intellectual Property and any material unregistered Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens, rights, title or interests granted under the IP Contracts, and Liens set forth in Section 3.14(b) of the Company Disclosure Letter).

(c)    All material Owned Intellectual Property is valid and enforceable. The Company and its Subsidiaries possess legally sufficient rights to use all Intellectual Property not constituting Owned Intellectual Property that is used in connection with or necessary to the conduct of the Company’s or any of its Subsidiaries’ businesses as of the date of this Agreement and is material thereto; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.14(d) below. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer, any rights in any material Owned Intellectual Property, and will not result in the loss, forfeiture, termination, or impairment of, or change any royalties, revenue sharing, or other payments relating to any IP Contracts.

(d)    The products and services of the Company and its Subsidiaries, and the conduct of the Company’s business and the conduct of its Subsidiaries’ businesses as currently conducted and as conducted in the last six (6) years has not misappropriated, infringed, or otherwise violated the Intellectual Property of any Person. In the last six (6) years, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming that any of their products or services, or the conduct of the Company’s business or the conduct of any of its Subsidiaries’ businesses misappropriated, infringed, or otherwise violated the Intellectual Property of such Person. No material Owned Intellectual Property or material Intellectual Property exclusively licensed to the Company or its Subsidiaries (“Exclusively Licensed IP”) are or have been the subject of any lawsuit or other judicial, administrative or arbitral proceeding or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation that bars or limits the use of such rights by the Company or its Subsidiaries (excluding rejections, orders, or rulings issued in the context of the application for registration of Owned Intellectual Property or Exclusively Licensed IP).

(e)    (i) to the Knowledge of the Company, in the last six (6) years no Person has misappropriated, infringed, or otherwise violated any Owned Intellectual Property or Exclusively Licensed IP in any material respect and (ii) no written claims are pending or have been asserted in the last six (6) years against the Company or any of its Subsidiaries challenging or questioning (A) the Company’s or its Subsidiaries’ ownership of any Owned Intellectual Property or right to use any Exclusively Licensed IP or (B) the validity or enforceability of any Owned Intellectual Property or Exclusively Licensed IP. In the last six (6) years, neither the Company nor a Subsidiary has sent any written communication to or asserted or threatened any action or claim against any Person alleging misappropriation, infringement, or violation of any Owned Intellectual Property or Exclusively Licensed IP.

(f)    Section 3.14(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. The IP Contracts are in full force and effect, and neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other Person, are in default of any such IP Contracts in any material respect.

(g)    Each current and former employee and each independent contractor of the Company or any of its Subsidiaries, in each case with access to any confidential information of the Company or any of its Subsidiaries that is material to the Company or any of its Subsidiaries, is subject to confidentiality obligations requiring them to maintain the confidentiality of such information. The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain all material Owned Intellectual Property, including to prevent the unauthorized disclosure or use of its and their material Trade Secrets.

(h)    The Company or a Subsidiary has secured from all inventors, authors and other persons who participated in the conception, reduction to practice, creation or development of any material Owned Intellectual Property for the Company or any of its Subsidiaries (each, an “Inventor”) (including the Company’s or any of its Subsidiaries’ employees, consultants or contractors), sole legal and beneficial ownership of each Inventor’s right, title and interest in such Intellectual Property.

(i)    No Owned Intellectual Property were developed, in whole or in part under contract with or using the resources of any Governmental Body or academic institution or in any way that would subject any Owned Intellectual Property to the rights of any Governmental Body, academic institution or any grant or other funding arrangements with third parties.

(j)    The source code for any Software constituting Owned Intellectual Property (“Company Software”) has been documented in a professional manner that is consistent with customary code annotation conventions and practices in the Software industry. No Company Software was developed in whole or in part using, or is linked to or distributed with, any Software, Software development toolkits, databases, libraries, scripts, or other, similar modules of Software that are subject to “open source” or similar license terms in a manner that requires or purports to require the Company or any of its Subsidiaries to grant any license with respect to any Intellectual Property included in Company Software or to disclose or deliver the source code of any Company Software.

(k)    All material information technology hardware and software used by the Company or any of its Subsidiaries in its business (the “IT Assets”) are either owned by, or licensed, leased, or provided as a service to, the Company or one of its Subsidiaries. The IT Assets are adequate and sufficient in all material respects to meet the processing and other business requirements of the Company and its Subsidiaries as the business is currently conducted. The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company’s and its Subsidiaries’ business as currently conducted, (ii) have been properly maintained, performed adequately and not materially malfunctioned or failed at any time during the last three (3) years (subject to temporary problems arising in the ordinary course of business consistent with past practice that did not materially disrupt the operations of the Company or any of its Subsidiaries and which have been corrected), and (iii) to the Knowledge of the Company, are free of any Malicious Code.

(l)    During the last three (3) years, to the Knowledge of the Company no Person has gained unauthorized access to any IT Asset (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

Section 3.15.    Data Privacy.

(a)    Between the Balance Sheet Date and the date of this Agreement, the Company and its Subsidiaries have complied in all material respects with all Privacy Commitments relating to privacy of Personal Information. The Company and its Subsidiaries have in place all required, and have complied in all material respects with each of their respective, policies and procedures concerning the privacy and security of Company Data. The Company and each of its Subsidiaries has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data to which the Company or any of its Subsidiaries has access or otherwise Processes, including against Data Security Breaches.

(b)    Except as would not reasonably be expected to be material to the Company or its Subsidiaries (taken as a whole), the Company and each of its Subsidiaries (i) have obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement; and (ii) will, immediately following the Closing Date, continue to be permitted to Process Personal Information on terms substantially identical to those in effect as of the date of this Agreement.

(c)    In the last three (3) years, there has been no material Data Security Breach.

(d)    Except as would not reasonably be expected to be material to the Company or its Subsidiaries (taken as a whole), in the last three (3) years, neither the Company nor any of its Subsidiaries has received any (i) order, request, warning, reprimand, inquiry, notification, allegation or claims from a Governmental Body regarding data privacy, cybersecurity, or its data handling or data sharing practices, or (ii) claims from any Person alleging that it is in violation of or has not complied with any Privacy Commitment. To the Knowledge of the Company, there is no fact or circumstance that may reasonably lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action. Neither the Company nor any of its Subsidiaries is currently and has not, in the last three (3) years, been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (A) Governmental Body, (B) state, federal or foreign self-regulating body, or (C) Person, regarding or alleging that the Processing of Personal Information by the Company or any of its Subsidiaries is in violation of any Privacy Commitment. In the last three (3) years, no Person has claimed in writing, or to the Knowledge of the Company, threatened to claim any material amount of compensation (or an offer for compensation) from the Company or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

(e)    Except as would not reasonably be expected to be material to the Company or its Subsidiaries (taken as a whole), the Company Subsidiary registered in Scotland with company number SC032886 has not disclosed or transferred any Personal Information outside of the European Economic Area, and Starrett Tools (Suzhou) Co. Ltd (the “PRC Subsidiary”) has not disclosed or transferred any Personal Information outside of the People’s Republic of China, except, in each case, as permitted under the applicable Privacy and Data Security Laws.

Section 3.16.    Litigation. As of the date of this Agreement, no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and neither the Company nor any of its Subsidiaries is subject to or in violation of any outstanding material judgment, injunction, rule, order or decree of any court or Governmental Body, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17.    Insurance. As of the date of this Agreement, each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due have been timely paid by the Company and each of its Subsidiaries, as applicable, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation or termination has been received with respect to any insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18.    Employee Benefit Plans.

(a)    Section 3.18(a) of the Company Disclosure Letter lists all material Company Plans.

(b)    With respect to each material Company Plan that is not filed as an exhibit to a Company SEC Document, the Company has made available to Parent and Merger Sub true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the summary plan description along with all current summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents, (iv) a copy of any material, non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last three (3) years, (v) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year, (vi) the most recent actuarial valuation report; (vii) Company ESOP contribution and allocation schedules, valuations and valuation opinions for the prior three (3) plan years, and (viii) the most recent Internal Revenue Service determination or opinion letter for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code.

(c)    Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service upon which it may rely, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Company Plan that would reasonably be expected to adversely affect the qualified status of any such Company Plan. Except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been administered and maintained in accordance with its terms and the requirements of the applicable provisions of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Law. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Plan, has engaged in any non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Company Plan.

(d)    Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan, there are no Actions pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits.

(e)    Neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has at any time within the last six (6) years sponsored or contributed to, or had any material Liability in respect of, a plan that is or was during such period (i) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA, but whether or not subject to ERISA), (ii) subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iv) a “multiple employer plan” as described in Section 413(c) of the Code or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. With respect to any Company Plan covered by the foregoing representation, except as would not reasonably be expected have a Company Material Adverse Effect: (i) all minimum funding requirements applicable to the Company Plan pursuant to Section 302 of ERISA or Section 412 of the Code have been satisfied no later than the final contribution date for the applicable plan year; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA that has not been fully and accurately reported in a timely fashion as required by applicable Law, or which, whether or not reported, would authorize the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to such Company Plan; (iii) no assets of any of the Company or any of its Subsidiaries or ERISA Affiliates are subject to any lien under Section 401(a)(29) or 412(n) of the Code, under Section 302(f) or 4068 of ERISA or arising out of any action filed under Section 4301(b) of ERISA; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no such Company Plan has been determined, or is reasonably expected to be determined, to be in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Plan.

(f)    None of the Company Plans obligates the Company or any of its Subsidiaries to provide a current or former officer, director, employee or individual independent contractor (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law.

(g)    Except as required by applicable Law or as contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any material payment becoming due to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries under any Company Plan, (ii) materially increase any material benefits or compensation otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any material payments or benefits under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund any benefits under any Company Plan, (v) create any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan, or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(h)    Neither the Company nor any of its Subsidiaries has any obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

(i)    Without limiting the generality of the other provisions of this Section 3.18, with respect to each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside the United States, each such Company Plan that, under applicable Laws, is required to be registered or approved by a Governmental Body, has been so registered or approved and has been maintained in good standing with the applicable Governmental Body, except as would not reasonably be expected to have a Company Material Adverse Effect.

(j)    The Company has the authority to take all required actions and provide such direction as contemplated by Section 5.20 of this Agreement with respect to the Company ESOP. The Company ESOP is a qualified employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code until the occurrence of the events set forth in Section 2.1. The trust maintained to fund the Company ESOP is a trust duly formed in accordance with applicable Law and is, and at all relevant times has been, a trust described in Section 501(a) of the Code. All shares of Company Common Stock owned by the Company ESOP are, and have at all times constituted, “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Each trustee of the Company ESOP required to take action hereunder has been duly and properly appointed and granted full authority to act as a trustee of the Company ESOP and exercise trust powers thereunder. No purchase of shares of the Company Common Stock by the Company ESOP has adversely affected the tax qualification of the Company ESOP or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408 of ERISA. The Company has not incurred any liability under Section 4978 of the Code in connection with the Company ESOP, and the Contemplated Transactions will not result in any such liability. All shares of Company Common Stock purchased by the Company ESOP were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, and satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable Department of Labor regulations. There are no outstanding loans related to the Company ESOP or outstanding loans that have been used to purchase shares of Company Common Stock under the Company ESOP.

(k)    The UK Pension Schemes are registered for the purposes of Part 4 of the Finance Act 2004 and the Company is not aware of any reason why HM Revenue & Customs may de-register the UK Pension Schemes.

(l)    Each of the UK Pension Schemes complies and has at all times been administered in accordance with all applicable legal, regulatory and administrative requirements and the trusts, powers, provisions and governing documentation of the UK Pension Schemes. The Company and the Subsidiaries have complied in all material respects with their obligations under UK pensions law and in respect of the Pension Schemes. Without limiting the foregoing, neither the Company, the Subsidiaries nor, so far as the Company is aware, the trustees of the Pension Schemes have discriminated against, or in relation to, any current or former worker, employee or officer of the Company or the Subsidiaries on any ground whatsoever.

(m)    Neither the Company’s nor any of the Subsidiaries’ premises have been inspected for the purposes of investigating the matters referred to in Sections 73 to 75 of the Pensions Act 2004, and there are no circumstances which could lead to such an inspection taking place. Neither the Company nor any of the Subsidiaries have knowingly or recklessly provided the Pensions Regulator, the trustees or managers of the UK Pension Schemes with information which is false or misleading, as covered by Section 80 of the Pensions Act 2004.

(n)    No event has occurred, or will occur before, on, or as a result of the consummation of the Contemplated Transactions, which has resulted in or could result in the UK DB Pension Scheme being amended, closed, terminated, or wound up in whole or in part. No amendments have been proposed to the UK DB Pension Scheme.

(o)    No discretion has been exercised or undertaking or assurance been given in respect of any current or former worker, employee or officer of the Company or its Subsidiaries to increase benefits under the UK DB Pension Scheme, to provide benefits which would not have been provided but for the exercise of the discretion, or to waive the UK DB Pension Scheme’s standard eligibility conditions. No commitment has been given that any discretion will in the future be exercised in any of these ways.

(p)    The Company and the Subsidiaries comply and have at all times complied with their obligations under the Pensions Act 2008 and associated legislation in relation to auto-enrolment. True, complete, accurate and not misleading details of this compliance are Disclosed. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of the Company or the Subsidiaries.

(q)    No person with whom the Company or the Subsidiaries are connected or associated participates, or has participated, as an employer in an occupational pension scheme. No director of the Company or a Subsidiary is connected or associated with an employer in an occupational pension scheme. No contribution notice or financial support direction (as defined by the Pensions Act 2004) has been issued to the Company or a Subsidiary, any associated or connected person, or any director of the Company or a Subsidiary or associated or connected person of any director, and there are no, and have been no, circumstances which could give rise to a contribution notice/financial support direction being issued on the Company or a Subsidiary as a result of the Company’s or the Subsidiaries’ associated or connected persons being directly or indirectly involved with any other occupational pension scheme. In this Section 3.18(q) the terms “connected” and “associated” shall be interpreted in accordance with Sections 249 and 435 respectively of the Insolvency Act 1986.

(r)    Since April 2005, neither the Company nor any Subsidiary has had any correspondence with the Pension Protection Fund, the Pensions Regulator or the Pensions Ombudsman (including any enforcement, improvement or penalty notices and/or fines) and in particular, without limitation, no acts, omissions or other events have been reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and there is no fact or circumstance likely to give rise to such reports.

(s)    No employee or former employee had their contract of employment transferred to the Company or a Subsidiary from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Transfer of Undertakings (Protection of Employment) Regulations 2006, or Council Directive 77/187 EEC applied. No employee or former employee was entitled to defined benefit occupational pension scheme rights in respect of their employment before any such transfer to the Company or a Subsidiary other than rights relating solely to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of the Transfer of Undertakings (Protection of Employment) Regulations 2006).

(t)    Since September 30, 2023, contributions have been paid to the UK DB Pension Scheme at the rates agreed between the Company (and/or the Subsidiaries) and the trustees of the UK DB Pension Scheme and no assets have been withdrawn from that UK DB Pension Scheme (except to pay benefits) since September 30, 2023. So far as the Company is aware no changes have been made to the investment strategy of the UK DB Scheme since September 30, 2023.

(u)    Immediately prior to the entering into of this Agreement, there is no amount that is or could be treated as a debt due to the trustees of the UK DB Pension Scheme under section 75 or 75A of the Pensions Act 1995 (or its predecessor, section 144 of the Pension Schemes Act 1993). In relation to the UK DB Pension Scheme, there has been no arrangement which might be construed as a compromise or a reduction of a statutory debt under section 75 or 75A of the Pensions Act 1995.

(v)    The actuary’s report on the latest actuarial valuation of the UK DB Pension Scheme describes the financial position of that scheme at its effective date. Nothing has happened since that date which would affect the level of funding of the UK DB Pension Scheme to a material extent. Since that date, contributions have been paid to the UK DB Pension Scheme at the rate(s) recommended by the actuary and as set out in the latest schedule of contributions and recovery plan.

(w)    There is no apportionment or withdrawal arrangement for the purposes of the Occupational Pension Schemes (Employer Debt) Regulations 2005, no guarantee, security, indemnity, or contingent asset of any kind, in place in respect of the UK DB Pension Scheme.

(x)    Neither the Company, nor any Subsidiary, nor any associated or connected person nor any director of the Company, nor associated or connected person of any director (as defined by the Insolvency Act 1986), has at any time sought clearance from the Pensions Regulator for any matter under Sections 42 or 46 of the Pensions Act 2004.

(y)    In relation to the UK DB Pension Scheme, since 1 October 2021, no action has been taken by the Pensions Regulator or prosecuting authority under Section 58A (offence of avoidance of employer debt), Section 58B (offence of conduct risking accrued scheme benefits), Section 58C (financial penalty for avoidance of employer debt) and/or Section 58D (financial penalty for conduct risking accrued scheme benefits) of the Pensions Act 2004. So far as the Company is aware there neither are, nor have been, any circumstances which could give rise to such action being taken.

(z)    The Company and its Subsidiaries are not party to, or bound by any, agreement, arrangement or scheme under which they have an obligation to pay or make provision for payment of any pension on the retirement of any past or present employees, services providers, directors or officers other than contributions to the FGTS and the INSS. The Company and its Subsidiaries have no outstanding liability (including, without limitation, liability for unpaid benefits, contributions or insurance premiums) with respect to any of the pension schemes. The Company and its Subsidiaries are in compliance with all laws on the FGTS and the INSS and have timely paid in full all their contributions due under such scheme.

Section 3.19.    Environmental Compliance and Conditions. Except for matters that would not reasonably be expected to be material to the Company or its Subsidiaries (taken as a whole):

(a)    the Company and its Subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Environmental Laws;

(b)    the Company and each of the Company Subsidiaries have obtained all Permits required under Environmental Laws to own and operate their business (as presently conducted) and the Company Real Property (“Environmental Permits”), and are and for the past five (5) years have been in compliance with all Environmental Permits, and all such Environmental Permits are in full force and effect and all required applications for renewal have been timely filed;

(c)    except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities under Environmental Laws, nor to the Knowledge of the Company is any such claim, notice, complaint or Action threatened;

(d)    neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other Person, has Released any Hazardous Substance on, under or about the Company Real Property or any other real property now or formerly owned, operated, occupied or used by the Company or any of its Subsidiaries in a manner that reasonably could be expected to give rise to Liability for the Company or any of its Subsidiaries under any Environmental Laws, and neither the Company nor any of its Subsidiaries has through the operation of the Company Real Property or any formerly owned, leased or operated real property, or, to the Knowledge of the Company, otherwise through the operation of their business, exposed any person to any Hazardous Substance in violation of Environmental Law or in a manner that reasonably could be expected to give rise to Liability for the Company or any of its Subsidiaries;

(e)    neither the Company nor any of its Subsidiaries has assumed by Contract or operation of successor liability Law or expressly provided an indemnity with respect to the Liability of any other Person under any Environmental Law or related to Hazardous Substances, which such Liability would not be a Liability of the Company or its Subsidiaries in the absence of such assumption or indemnity; and

(f)    the Company has made available to Parent and Merger Sub true, accurate and complete copies of all material Environmental Permits, all material documents related to any unresolved Action against or asserted Liability of the Company or any of its Subsidiaries related to Environmental Law, and all material assessments, reports and studies relating to the environmental condition of the Leased Real Property, Owned Real Property, or any real property formerly owned, leased, or operated by the Company or any of its Subsidiaries, or to the compliance or non-compliance of the Company or any of its Subsidiaries with Environmental Law, in each case that are in the Company’s possession or reasonable control.

Section 3.20.    Employment and Labor Matters.

(a)    The Company has made available to Parent and Merger Sub a true and complete list, with respect to each current employee of the Company and its Subsidiaries, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, (i) the name of such employee, (ii) the entity by whom such employee is employed, (iii) the date as of which such employee was originally hired, and whether the employee is on an active or inactive status, (iv) such employee’s title, (v) such employee’s base pay and annual bonus target as of the date of this Agreement, (vi) as it relates to US employees, the employee’s classification as exempt or non-exempt for purposes of the Fair Labor Standards Act (FLSA) or similar state or local law, and (vii) whether the employee is full-time or part-time.

(b)    The Company has made available to Parent and Merger Sub a true and complete list of all individual independent contractors or consultants currently performing services or under contract to perform future services for the Company and each of its Subsidiaries, including the following information for each contractor or consultant: (i) name and (ii) hourly or per diem rate or other form of pay.

(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with any Union. Neither the Company nor any of its Subsidiaries has experienced any picketing, strike, slowdown, work stoppage, lockout or, to the Knowledge of the Company, material grievance, claim of unfair labor practices or other collective bargaining dispute since the Balance Sheet Date. To the Knowledge of the Company, no union organizing effort is underway or has occurred within the past three (3) years with respect to any employees of the Company or any of its Subsidiaries.

(d)    Except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries are, and during the last three (3) years have been, in compliance with all applicable Laws relating to labor and employment, including all such applicable Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(e)    No Action has been filed or threatened in writing against the Company or its Subsidiaries within the last three (3) years with respect to employment or labor matters (including allegations of misclassification, employment discrimination, sexual or other harassment, retaliation, or unfair labor practices).

(f)    The Company has not implemented a “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) between the Balance Sheet Date and the date of this Agreement.

(g)    Within the last three (3) years: (i) to the Knowledge of the Company, no current officer, director, C-Suite-level employee or direct report of any C-Suite-level employee, of the Company or its Subsidiaries has been the subject of any written allegation of sexual or other unlawful harassment during such person’s employment with the Company or its Subsidiaries; and (ii) the Company and its Subsidiaries have not entered into any settlement agreements with any such officer, director, C-Suite-level employee or direct report of any C-Suite-level employee of the Company related to any such allegations of sexual harassment.

(h)    No employee or worker (including former employees or workers) who resides and/or works in the United Kingdom has been prevented by the Company or its Subsidiaries from taking their full annual leave entitlement during any year of their employment or engagement and no employee or worker has any accrued but untaken annual leave, other than any holidays accrued in the current holiday year.

(i)    There are no sums owing to or from any employee or worker who resides and/or works in the United Kingdom other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year owed by the Company or its Subsidiaries to the relevant employee or worker.

(j)    In the event that the Company or its Subsidiaries has successfully claimed under a Covid-19 Employment Protection Scheme the Company or its Subsidiaries has fulfilled all of the requirements under applicable Law necessary to make such a claim including any consequential changes to any employee's terms and conditions of employment.

(k)    In the event that the Company or its Subsidiaries has successfully claimed under a Covid-19 Employment Protection Scheme, the Company or its Subsidiaries has not received any communications from a Governmental Body or an employee alleging a failure by the Company or its Subsidiaries to meet the requirements of such Covid-19 Employment Protection Scheme.

(l)    All of the present officers and employees of the PRC Subsidiary have entered into employment agreements with the PRC Subsidiary in accordance with applicable Laws of the People’s Republic of China and all of the former officers and employees of the PRC Subsidiary have released any and all claims against the PRC Subsidiary upon termination of their employment with the PRC Subsidiary.

(m)    In respect of the employment of the PRC Subsidiary, as of the date of this Agreement, the PRC Subsidiary is in compliance with all applicable Laws relating to labor and employment in China, including all such applicable Laws relating to hours, working conditions, social insurance, housing fund contributions, termination of employment and severance compensation. To the Knowledge of the PRC Subsidiary, there is no pending or threatened Action relating to the violation or alleged violation of any applicable Laws by the PRC Subsidiary related to labor or employment, including but not limited to any labor arbitration, charge or complaint filed by any present or former employee with any Governmental Body against the PRC Subsidiary.

Section 3.21.    Regulatory Matters.

(a)    The Company and its Subsidiaries hold all material Permits, and have submitted notices to, all Governmental Bodies necessary for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”), and as of the date of this Agreement, all such Company Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under any Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of any Law that applies to a Company Permit, nor has any event occurred or condition exists that reasonably could be expected to give rise to a material Liability for the Company or any of its Subsidiaries under any such Law. The Contemplated Transactions, in and of themselves, will not cause the revocation or cancellation of any Company Permit pursuant to the terms of any such Company Permit.

(b)    In the past five (5) years, the Company, its Subsidiaries, and their respective directors, officers, employees, and, to the Knowledge of the Company, any agents, distributors, and other Person acting on behalf of the Company or any of its Subsidiaries have complied in all material respects with all applicable import and export controls, anti-money laundering Laws and economic sanctions Laws of the United States, the United Nations Security Council, and any other applicable jurisdiction (each a “Sanctions Authority”) (collectively, “International Trade Laws”).

(c)    None of the Company, any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of their agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries is designated on, or is directly or indirectly owned or otherwise controlled by any Person that is designated on, any economic or financial sanctions list maintained by any Sanctions Authority, including the U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons List.

(d)    There are no claims pending or, threatened in writing against the Company, its Subsidiaries, or their respective directors, officers, or employees with respect to International Trade Laws.

(e)    Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries has at any time in the past five (5) years, in any material respect, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) violated or is in violation of any provision of the Brazilian Anticorruption Law (Law No. 12,846/2013, as amended), the Brazilian Penal Code (Decree-Law No. 2,848/1940, as amended), the Brazilian Public Procurement Law (Law No. 8,666/93, as amended), the Brazilian Law on the Crimes against the Tax Order (Law No. 8,137/90, as amended), the Brazilian Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (Decree No. 3,678/00, as amended), the Brazilian Administrative Misconduct Law (Law No. 8,429/92, as amended), the Brazilian Law on Money Laundering (Law No. 12,683/2012, as amended) (the “Brazilian Anti-Bribery Laws”), (v) violated or is in violation of any provision of the Anti-Unfair Competition Law of the People’s Republic of China (the “PRC Anti-Bribery Laws”), (vi) violated any anti-bribery or anti-corruption Law in any foreign jurisdiction, (vii) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, the Brazilian Anti-Bribery Laws, the PRC Anti-Bribery Laws, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (viii) received written notice that it is subject to any investigation by any Governmental Body with regard to any Prohibited Payment or (ix) violated or been in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(f)    The Company and each of its Subsidiaries has implemented, maintains and enforces, policies and procedures, including but not limited to adequate procedures under the UK Bribery Act, to prevent contravention of the Laws and regulations referred to in this Section 3.21 and to ensure compliance with applicable local Laws in relevant jurisdictions.

(g)    The Company and each of its Subsidiaries has implemented, maintains and enforces policies, procedures, systems and controls designed to ensure compliance with sanctions Laws by the Company and each of its Subsidiaries and their respective directors, officers, employees or agents.

Section 3.22.    Enrollments Before the Central Bank of Brazil. The Brazilian Subsidiary and its equity holders (a) are enrolled and registered with the Central Bank of Brazil for purposes of the CADEMP (Cadastro de Empresas) and registration under the Electronic Declaratory System for Registration of Direct Foreign Investment (RDE-IED) or Financial Transactions Registration – ROF, as applicable, (b) have complied with Brazilian Law and regulations regarding foreign capital registration and foreign exchange regulations in all material respects, including, but not limited to Law No. 4,131/62, and related regulation enacted by the National Monetary Council and/or the Central Bank of Brazil, and (c) have provided accurate, complete and true information on the foreign capital registration.

Section 3.23.    Brokerage. Other than Lincoln International LLC (“Lincoln International”), no broker, finder or investment banker is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company. The Company has delivered or made available to Parent accurate and complete copies of any engagement letters pursuant to which Lincoln International is entitled to any financial advisory fee in connection with the Contemplated Transactions.

Section 3.24.    Disclosure. The letter to shareholders, notice of meeting, proxy statement and form of proxy (including any amendments or supplements thereto), and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), will not, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, at the time of the special meeting of the Company’s shareholders for the purpose of approving this Agreement, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will, at the time the Proxy Statement is first mailed to shareholders of the Company, at the time of the special meeting of the Company’s shareholders for the purpose of approving this Agreement, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. regulations of the SEC promulgated thereunder.

Section 3.25.    No Rights Agreement. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Shares or the Contemplated Transactions.

Section 3.26.    Opinion. The Company Board has received the oral opinion from Lincoln International to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration as provided in Section 2.1(a) payable to each holder of outstanding Shares of Company Common Stock (other than any Shares described in Section 2.1(b) and any Dissenting Shares), in the aggregate, is fair to the holders of the Company Common Stock from a financial point of view. The Company will deliver to Parent promptly following the execution of this Agreement an executed copy of the written opinion received from Lincoln International. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27.    Significant Customers and Suppliers.

(a)    Section 3.27(a) of the Company Disclosure Letter sets forth the top ten (10) customers of the Company and its Subsidiaries (based on the dollar amount of sales to such customers) for each of the fiscal years ended June 30, 2023 and June 30, 2022 (the “Top Customers”). All Top Customers continue to be customers of the Company and its Subsidiaries, as applicable, and, (i) since June 30, 2023, none of such Top Customers has materially reduced or threatened to reduce materially its business with the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, no such reduction is anticipated to occur; (ii) since June 30, 2023, no Top Customer has terminated or materially modified, or threatened to terminate or materially modify, its relationship with the Company or its Subsidiaries (including by materially and adversely changing the pricing or other terms of its business with the Company or its Subsidiaries), nor has the Company or its Subsidiaries received written or, to the Knowledge of the Company, oral notice that any Top Customer intends to do so; (iii) neither the Company nor its Subsidiaries is involved in any claim, dispute or controversy with any Top Customer; and (iv) neither the Company nor its Subsidiaries is involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be anticipated to be material to the Company or its Subsidiaries (taken as a whole).

(b)    Section 3.27(b) of the Company Disclosure Letter sets forth the top ten (10) suppliers of the Company and its Subsidiaries (based on the dollar amount of purchases from such suppliers) for each of the fiscal years ended June 30, 2023 and June 30, 2022 (the “Top Suppliers”). All Top Suppliers continue to be suppliers of the Company and its Subsidiaries, as applicable, and, since June 30, 2023, none of such Top Suppliers has materially reduced or threatened to reduce materially its business with the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, no such reduction is anticipated to occur. Since June 30, 2023, no Top Supplier has terminated or materially modified, or threatened to terminate or materially modify, its relationship with the Company or its Subsidiaries (including by materially and adversely changing the pricing or other terms of its business with the Company or its Subsidiaries), nor has the Company or its Subsidiaries received written or, to the Knowledge of the Company, oral notice that any Top Supplier intends to do so. Neither the Company nor its Subsidiaries is involved in any claim, dispute or controversy with any Top Supplier; and (iv) neither the Company nor its Subsidiaries is involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to be material to the Company or its Subsidiaries (taken as a whole).

Section 3.28.    Product Liability. Except as would not reasonably be expected to be material to the Company or its Subsidiaries (taken as a whole): In the last three (3) years, the Company and its Subsidiaries have not designed, manufactured, sold, distributed or supplied products or services which are, or were, or to the Knowledge of the Company are likely to become, or alleged to be, faulty, defective or contaminated, or which do not comply with any warranties or representations expressly or impliedly made by the Company or any of its Subsidiaries, or with any applicable Law or regulation.

(a)    During the three (3) year period prior to the date of this Agreement, there have not been any product recalls, reworks or post-sale warnings issued by any of the Company and its Subsidiaries or by agents acting on its behalf relating to any product designed, manufactured, distributed, sold or supplied by it or any internal investigation or consideration by the Company and its Subsidiaries of or decision concerning whether or not to do so.

(b)    During the three (3) year period prior to the date of this Agreement, no individual claims have been made against the Company and its Subsidiaries in relation to any products or services which have been designed, manufactured, sold, distributed or supplied by the Company and its Subsidiaries, which claims remain outstanding.

(c)    The products manufactured by the Company and its Subsidiaries during the three (3) year period prior to the date of this Agreement are not reasonably expected to result in material losses or costs arising from product Liability beyond the amounts covered by product liability insurance.

(d)    During the three (3) year period prior to the date of this Agreement, none of the Company or any of its Subsidiaries (or any of their predecessors) has ever manufactured, marketed, sold, distributed, maintained in inventory, refurbished, installed or serviced any product or material that contains asbestos (including products containing asbestos containing components) or been named as a defendant in or otherwise been subject to any pending or, to the knowledge of the Company, threatened Action relating to the manufacturing, marketing, sale, distribution, maintenance in inventory, refurbishing, installation, servicing of any product or material that contains asbestos, or the use of or exposure to asbestos.

Section 3.29.    Inventory. All inventory of the Company and its Subsidiaries, including raw materials, spare parts, work in process and finished products, packaging and items purchased for distribution or resale (collectively, the “Inventory”) was acquired or manufactured in the ordinary course of business consistent with past practice and in accordance with applicable Law.  The Inventory consists of goods of a quality usable and saleable in the ordinary course of business and is not obsolete, expired, defective or damaged, and is fit for its intended use. The quantities of Inventory are reasonably appropriate for conducting the business of the Company and its Subsidiaries.

Section 3.30.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1.    Organization and Corporate Power. Each of Parent and Merger Sub is validly existing and in good standing under the Laws of the jurisdiction in which it was organized, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not have a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2.    Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Parent or Merger Sub is organized, on the part of Parent and Merger Sub, is necessary to authorize this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3.    No Breach. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Merger, do not (a) conflict with or violate their respective certificates of incorporation or bylaws (or similar governing documents) and (b) assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained, and all filings and obligations described in Section 4.4 have been made, conflict with or violate any Law or order, judgment or decree to which Parent, Merger Sub, either of their Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, with such exceptions, in the case of each of clauses (b) and (c) above, as would not have a Parent Material Adverse Effect.

Section 4.4.    Consents. Except for (a) the applicable requirements of the HSR Act, (b) applicable requirements of the Exchange Act, (c) any filings required by the New York Stock Exchange and (d) the filing of the Articles of Merger, Parent and Merger Sub are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

Section 4.5.    Litigation. As of the date of this Agreement, there are no proceedings pending or, to the Knowledge of Parent or Merger Sub, overtly threatened against Parent or any of its Subsidiaries that seeks to enjoin the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not have a Parent Material Adverse Effect.

Section 4.6.    Disclosure. None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7.    Brokerage. Other than William Blair & Company, L.L.C., no broker, finder or investment banker is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

Section 4.8.    Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 4.9.    Ownership of Shares. Parent, Merger Sub and their respective Affiliates do not beneficially own any Company Securities and have not beneficially owned any Company Securities during the three (3) years prior to the date of this Agreement. Neither Parent nor Merger Sub nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under applicable federal securities Laws.

Section 4.10.    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub, which occurred prior to the execution and delivery of this Agreement, is the only vote or consent of the holders of any class or series of capital stock of Merger necessary to approve this Agreement or the Merger.

Section 4.11.    Financing.

(a)    Parent has received and accepted an executed commitment letter dated March 8, 2024, by and among the Debt Financing Sources party thereto and Parent (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”), together with the related fee letter referenced therein (in the case of the fee letter, redacted solely for provisions related to the amount or percentage basis points of fees, “flex” terms and other commercially sensitive economic terms, none of which will adversely affect the availability of, or impose conditions on, the availability of the Debt Financing at the Closing), pursuant to which, upon the terms and subject to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b)    Parent has received and accepted an equity commitment letter dated March 8, 2024 (the “Equity Commitment Letter”, and together with the Debt Commitment Letter, the “Commitment Letters”) from MiddleGround Partners III, L.P. and MiddleGround Partners III-X, L.P. (collectively, the “Equity Investor”) pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the cash amounts set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing.” Parent has delivered to the Company true, correct and complete copies of the executed Commitment Letters and any fee letters related thereto (with respect to such related fee letters, redacted for provisions related to fees, the economic terms of any “securities demand” and “market flex” provisions, and other customary terms set forth therein; provided that none of the redacted provisions would affect the conditionality, availability or amount of the Financing).

(c)    Except as expressly set forth in the Commitment Letters, as of the date hereof, there are no conditions precedent to the obligations of the Debt Financing Sources and the Equity Investor to provide the Financing. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent does not have any reason to believe that it will be unable to satisfy any conditions precedent to closing of the Financings set forth in the Commitment Letters on or prior to the Closing Date, nor does Parent have any reason to believe that the Financing will not be made available to Parent on or prior to the Closing Date.

(d)    The Financing, when funded in accordance with the Commitment Letters (including after giving effect to any “flex” provisions), together with cash and cash equivalents of Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries, shall provide Parent with cash proceeds on the Closing Date in an amount sufficient for the payment of the Merger Consideration and the payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Contemplated Transactions (including the Financing) (such amount, the “Financing Amount”).

(e)    As of the date hereof, the Commitment Letters are in full force and effect and are the valid and binding obligations of Parent and, to the Knowledge of Parent, the Merger Sub, the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or material breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid (or caused to be paid) in full any and all commitment fees and other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, none of the Commitment Letters has been modified, amended or altered, none of the Commitment Letters will be amended, modified or altered at any time through the Closing (other than as permitted by Section 5.17), and none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect.

(f)    Concurrently with the execution of this Agreement, Parent has caused the Equity Investor to deliver to the Company the duly executed Limited Guarantee. The execution, delivery and performance of the Limited Guarantee by the Equity Investor, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by the Equity Investor, and no other proceedings on the part of the Equity Investor are necessary to authorize the execution, delivery or performance of the Limited Guarantee by the Equity Investor. The Limited Guarantee has been duly and validly executed and delivered by the Equity Investor and is in full force and effect and constitutes a valid and binding obligation of the Equity Investor, duly executed by the Equity Investor and enforceable against the Equity Investor in accordance with its terms, and no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of the Equity Investor under the Limited Guarantee.

(g)    Parent and Merger Sub acknowledge and agree that in no event shall the receipt or availability of any funds or financing by or to Parent or Merger Sub be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.12.    Investigation by Parent and Merger Sub; Disclaimer of Reliance.

(a)    Each of Parent and Merger Sub (i) is a sophisticated purchaser and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, (ii) has been furnished with or given adequate access to such information about the Company and its Subsidiaries as it has requested, (iii) to the extent it has deemed appropriate, has addressed in this Agreement any and all matters arising out of its investigation and the information provided to it and (iv) in determining to proceed with the Contemplated Transactions has not relied on any statements or information other than the representations and warranties set forth in this Agreement. Each of Parent and Merger Sub acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Merger Sub or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries, or the Contemplated Transactions, other than those expressly set forth in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Merger Sub acknowledges (A) that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder and (B) has had the opportunity to negotiate the terms and conditions of this Agreement and the Contemplated Transactions and that the representations and warranties in this Agreement cover all of the material topics on which it is making its decision to proceed with the consummation of the Contemplated Transactions.

(b)    In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub may have received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Merger Sub, and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.12(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.13.    Other Agreements. Parent and Merger Sub have disclosed to the Company all contracts, agreements, or understandings (and, with respect to those that are written, Parent and Merger Sub has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.

ARTICLE V
COVENANTS

Section 5.1.    Covenants of the Company.

(a)    Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or required by this Agreement, or (iv) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated pursuant to ARTICLE VII (the “Pre-Closing Period”), the Company will, and will cause its Subsidiaries to, (A) carry on its business in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to (x) preserve intact its current business organization, keep available the services of its current officers, employees and consultants and (y) preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors, Governmental Bodies and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date. Any action, the subject matter of which is addressed in Section 5.1(b), will be deemed compliant with Section 5.1(a) if compliant with Section 5.1(b).

(b)    Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except (1) as set forth in Section 5.1(b) of the Company Disclosure Letter, (2) as required by applicable Law, or (3) as expressly permitted or required by this Agreement, the Company will not, and will cause its Subsidiaries not to, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

(i)    (A) authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or Shares or (B) directly or indirectly redeem, repurchase, split, combine, subdivide, reclassify or otherwise acquire any Shares of its capital stock or any Company Security except, in each case, (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) as a result of net Share settlement of any Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of any Company Equity Award or (3) any forfeitures or repurchases of Company Equity Awards;

(ii)    grant, issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, (A) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants, options, stock appreciation rights, restricted stock, stock units or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (1) for issuances in respect of (w) purchase rights under the Company ESPPs, (x) the exercise or settlement of Company Equity Awards outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 5.1(b)), or (y) as required by any Company Plan or pursuant to contractual obligations existing on the date of this Agreement or previously approved by the Company Board and disclosed to Parent, or (2) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii)    except (A) as required by the terms of a Company Plan as in effect as of the date of this Agreement, (B) for the payment of fiscal year 2024 annual bonuses to employees (“2024 Annual Bonuses”), if the Closing occurs after June 30, 2024, or (C) as contemplated by this Agreement, (1) increase the wages, salary or other compensation or benefits with respect to any of the Company’s or any of its Subsidiaries’ directors, officers or employees, except for salary or base compensation increases in the ordinary course of business consistent with past practice that do not exceed 5% individually and $5,000,000 in the aggregate with respect to employees and other individual service providers whose annual base salary or base compensation does not exceed $150,000 prior to such increase, (2) establish, adopt, enter into, amend in any material respect or terminate any Company Plan (other than (i) the provision of de minimis fringe benefits, (ii) such amendments as may be required by applicable Law, or (iii) such amendments to the Company ESOP and Retirement Plan as may be deemed advisable by the administrator of the Company ESOP and Retirement Plan to effectuate the treatment of the Company ESOP contemplated by this Agreement), or (3) hire, engage or terminate (without cause) the employment or engagement of any employee or individual independent contractor, other than in the ordinary course of business consistent with past practice with respect to any such person who (y) has or will have an annual base salary of less than $150,000 and (z) whose position is or will be below the level of executive vice president of the Company or any of its Subsidiaries;

(iv)    (A) adopt, enter into or amend in any material respect any collective bargaining agreement or Contract with a Union applicable to the Company or its Subsidiaries or (B) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that would implicate WARN;

(v)    amend any of the Company Organizational Document or the comparable charter or organization documents of any of its Subsidiaries, adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(vi)    effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(vii)    adopt a plan or agreement of complete or partial liquidation, merger, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Contemplated Transactions);

(viii)    subject to clause (ix), make any capital expenditures in excess of the applicable amounts set forth in the capital expenditure budget set forth in Section 5.1(b)(viii) of the Company Disclosure Letter (the “Capex Budget”), except for capital expenditures that do not exceed the total Capex Budget by more than $500,000 in the aggregate;

(ix)    acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any equity interest in or material assets of any other Person, except for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice or in individual transactions involving less than $500,000 in assets in the aggregate;

(x)    except with respect to any intercompany arrangements, (A) incur or assume any Indebtedness, renew or extend the Credit Facilities, enter into any “keep well” or other agreement to maintain any financial condition of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiaries, or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for revolving credit loans under the Credit Facilities or short-term Indebtedness incurred in the ordinary course of business consistent with past practice and not exceeding $250,000 in the aggregate; (B) make any loans or advances to any other Person (except for advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business consistent with past practice and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto), (C) make any capital contributions to, or investments in, any other Person or (D) repurchase, prepay or refinance any Indebtedness in an amount greater than $250,000 in the aggregate;

(xi)    sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any tangible assets with a fair market value in excess of $250,000 in the aggregate or (B) any material Owned Intellectual Property, except, in the case of clauses (A)-(B), in the ordinary course of business consistent with past practice;

(xii)    commence, pay, discharge, settle, compromise or satisfy any Action that is unrelated to the Contemplated Transactions (A) for monetary consideration in excess of $250,000 in the aggregate or (B) that would impose any material non-monetary obligations on the Company or its Subsidiaries or that otherwise would have a material adverse impact on the business and operations of the Company, in each case, that would continue after the Effective Time;

(xiii)    change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv)    (A) make, change or revoke any material Tax election, (B) file any Tax Return other than on a timely basis or file any amended Tax Return with respect to material Taxes, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement that does not relate primarily to Taxes) relating to or affecting any material Tax liability of the Company or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, (E) settle or compromise any material Tax liability or (F) surrender any right to claim a material Tax refund or credit, except, in each case of clauses (A) through (F), as required by applicable Law;

(xv)    waive, release or assign any material rights or claims under, or enter into, renew, materially amend, materially modify, terminate, cancel, exercise any options or rights of first offer or refusal under or terminate, any Company Material Contract or any Contract that would be a Company Material Contract if in existence on the date hereof;

(xvi)    abandon, withdraw, terminate, suspend, abrogate, amend or modify any Company Permits, in each case, in any material respect;

(xvii)    enter into a research or collaboration arrangement that contemplates payments by or to the Company or its Subsidiaries;

(xviii)    cancel, reduce, terminate or fail to maintain in effect without replacing any material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xix)    waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other analogous restrictive covenant obligation of any current or former officer, director or employee of the Company or its Subsidiaries;

(xx)    engage in any sale-leaseback or similar transaction with respect to the Company Owned Real Property;

(xxi)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404;

(xxii)    enter into any new material line of business or enter into any agreement or commitment that materially limits or otherwise materially restricts the Company or its Subsidiaries from time to time engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business; or

(xxiii)    authorize, agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 5.1(b).

Section 5.2.    Access to Information; Confidentiality.

(a)    Except as prohibited by applicable Law, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts, upon reasonable advance notice, and subject to applicable governmental restrictions and recommendations, to (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours (under the supervision of appropriate Company personnel and in a manner that does not unreasonably interfere with normal business operations of the Company) to relevant employees, Representatives, assets and facilities and to relevant books, contracts and records of the Company and its Subsidiaries, (ii) permit Parent and Merger Sub to make such non-invasive inspections as they may reasonably request, (iii) furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request, and (iv) facilitate site visits by Parent or any of its Representatives at any facility of a third-party contract manufacturer of the Company or any of its Subsidiaries; provided, that any such access will be afforded and any such information will be furnished at Parent’s expense; provided, further, that the purpose of any such access, in the case of clause (i), or any such request, in the case of clauses (ii), (iii) or (iv), will be limited to reasonable business purposes, including the planning of any restructuring, the post-Closing operations or the integration of the Company, its Subsidiaries, and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries, and their respective businesses, on the other hand.

(b)    Information obtained by Parent or Merger Sub pursuant to Section 5.2(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement, with such Confidentiality Agreement hereby amended to limit the permitted use of any information supplied pursuant to Section 5.2(a) to the purpose specified herein.

(c)    Nothing in Section 5.2(a) requires the Company to permit any inspection, or to disclose any information, to the extent that such disclosure (i) would violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) would result in a violation of applicable Law, (iii) would result in loss of legal protection, including the attorney-client privilege and work product doctrine or (iv) relates to consideration of the Contemplated Transactions, any Acquisition Proposal or any Intervening Event (other than information the Company is required to provide Parent and Merger Sub in connection with an Acquisition Proposal or the Proxy Statement pursuant to Section 5.3 and Section 5.4, respectively); provided, in the case of clauses (i) through (iii), that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information and to make alternative arrangements to afford such access or furnish such information without breaching such confidentiality obligations, losing such legal protection or violating applicable Law, as applicable.

Section 5.3.    Acquisition Proposals.

(a)    The Company will not, will cause its Subsidiaries, and each of their respective directors and officers, not to, and will instruct its Representatives not to: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or (iii) provide any non-public information, or afford access to the business, properties, assets, books or records of the Company and its Subsidiaries to, any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal. The Company will, and will cause its Subsidiaries to, and will instruct its Representatives to, (x) immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal, (y) to the extent the Company has the right to do so, within two (2) Business Days following the date of this Agreement, request in writing the prompt return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person, and (z) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. Notwithstanding the foregoing, the Company and its Representatives, solely in response to an inquiry or proposal that did not result from a material breach of this Section 5.3(a), may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a Person that has made or, to the Knowledge of the Company, is considering making, following the date hereof, an Acquisition Proposal of the provisions of this Section 5.3.

(b)    Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the receipt of the Company Stockholder Approval, (i) the Company has received an unsolicited written Acquisition Proposal that did not, directly or indirectly, result from a material breach of Section 5.3(a), and (ii) the Company Board or a committee thereof determines in good faith, after consultation with outside counsel and a financial advisor, that (x) such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and (y) the failure to engage in negotiations or discussions with such Person would be inconsistent with its fiduciary duties, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that, (1) the Company will not, and will cause its Subsidiaries not to, and will instruct its Representatives not to, disclose any such information to such Person or participate in any such discussions or negotiations unless the Company has, or first enters into, a confidentiality agreement with such Person (I) with terms governing confidentiality that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidentiality Agreement and (II) that does not prevent the Company from providing any information to Parent and Merger Sub to the extent required by this Agreement, and (2) the Company will, as promptly as reasonably practicable, and in any event within one (1) Business Day, provide or make available to Parent any material non-public information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and Merger Sub.

(c)    The Company will promptly (and in any event within one (1) Business Day) notify Parent in writing (email being sufficient) of the receipt by the Company of any Acquisition Proposal or any inquiry, request for information or other indication by any Person that it is considering making an Acquisition Proposal. The Company will provide Parent promptly (and in any event within such one (1) Business Day period) the material terms and conditions of any such inquiry or Acquisition Proposal, together with copies of all material documents related thereto, and the identity of the Person making any such inquiry or Acquisition Proposal, and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any changes to the material terms thereof).

(d)    The Company Board and each committee thereof will not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company or its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 5.3(b)) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e)    Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the receipt of the Company Stockholder Approval:

(i)    the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (A) the Company receives an Acquisition Proposal that did not directly or indirectly result from a material breach of Section 5.3(a) and that the Company Board or a committee thereof determines in good faith, after consultation with outside counsel, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c) and (C) no earlier than the end of the Notice Period, subject to Section 5.3(e)(iv), the Company Board or any committee thereof determines in good faith that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, after consultation with outside counsel, and taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period;

(ii)    the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Acquisition Proposal if (A) the Company receives an Acquisition Proposal that that did not directly or indirectly result from a material breach of Section 5.3(a), and the Company Board or a committee thereof determines in good faith, after consultation with outside counsel and its financial advisor, that the Acquisition Proposal constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c), and (C) no earlier than the end of the Notice Period, subject to Section 5.3(e)(iv), the Company Board or a committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, and taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(iii)    other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall describe the Intervening Event in reasonable detail, and (B) no earlier than the end of the Notice Period, subject to Section 5.3(e)(iv), the Company Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, and after considering the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(iv)    during any Notice Period, if requested by Parent, the Company will, and will instruct its Representatives to, negotiate in good faith with Parent regarding potential changes to this Agreement to allow Parent to offer adjustments to the terms of this Agreement such that (A) the Acquisition Proposal no longer continues to constitute a Superior Proposal and/or (B) the Intervening Event no longer requires the Company Board or a committee thereof to make a Change of Board Recommendation, as applicable.

The provisions of this Section 5.3(e) apply to any material amendment to the financial terms of any applicable Superior Proposal with respect to Section 5.3(e)(i) and Section 5.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to Section 5.3(e)(i) or Section 5.3(e)(ii), as the case may be.

(f)    Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e‑2(a) and Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided, that this clause (f) shall not be construed to exclude such communications from the definition of “Change of Board Recommendation.”

(g)    The Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 5.3 has occurred, the actions of the Company’s directors and Representatives acting in their authorized capacities on behalf of the Company shall be deemed to be the actions of the Company, and the Company shall be responsible for any breach of this Section 5.3 by its directors and Representatives acting in their authorized capacities on behalf of the Company. For the avoidance of doubt, the Company shall not be responsible for a breach of this Section 5.3 by a director or a Representative of the Company if such Person has taken such action without the authorization of the Company Board.

Section 5.4.    Proxy Statement.

(a)    Promptly following the date hereof, and in no event later than thirty (30) days after the date hereof, the Company shall prepare and file with the SEC the preliminary Proxy Statement, which shall, subject to Section 5.3, include the Company Board Recommendation, and thereafter shall use reasonable best efforts to respond promptly to any comments by the SEC staff in respect of the Proxy Statement. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable, and in no event later than five (5) Business Days, after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the definitive Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such documents or responses and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Contemplated Transactions.

(b)    Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information will have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that will become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of Shares and the holders of Company Stock Options and Company Equity Awards, in each case as and to the extent required by applicable Law.

Section 5.5.    Stockholders’ Meeting.

(a)    Subject to the provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the MBCA, the Exchange Act, the Company Organizational Documents and the rules of the NYSE, and in consultation with Parent, to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Stockholders’ Meeting”), (ii) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Stockholders’ Meeting can be held promptly following the effectiveness of the Proxy Statement, (iii) subject to a Change of Board Recommendation in accordance with Section 5.3, use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Contemplated Transactions and (iv) be entitled, but not required, to postpone or adjourn the Stockholders’ Meeting to use reasonable best efforts to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes have not been obtained; provided, however, the Stockholders’ Meeting shall not be adjourned or postponed on more than three (3) occasions and no such adjournment or postponement shall be for more than seven (7) Business Days. Subject to the Company Board not having effected a Change of Board Recommendation, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Stockholder Approval at the Stockholders’ Meeting and (y) not submit any Acquisition Proposal for approval by the stockholders of the Company.

Section 5.6.    Employment and Employee Benefits Matters.

(a)    Parent will, and will cause the Surviving Corporation and each of its other Subsidiaries to, for the one-year period following the Effective Time, maintain for each individual employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Current Employee”) (i) each of base compensation and a target annual cash incentive compensation opportunity that, in each case, is not less than that provided to the Current Employee as of immediately prior to the Effective Time (or, if more favorable to the Current Employee, the compensation provided to similarly situated employees of Parent and its Affiliates), and (ii) employee benefits (excluding equity and equity-based benefits, nonqualified deferred compensation benefits, and defined benefit retirement benefits; provided, however, for the avoidance of doubt, that any changes to existing nonqualified deferred compensation benefits and defined benefit retirement benefits will not diminish the vested and accrued benefits accrued thereunder for individuals participating in such plans as of the Effective Time; provided, further that with respect to the foregoing proviso, Parent’s, the Surviving Corporation’s or any of their Affiliates termination of any such plans at any time following the Effective Time shall not be treated as a diminishment of such vested and accrued benefits) that are at least as favorable as the employee benefits maintained for and provided to the Current Employee and their covered dependents as of immediately prior to the Effective Time (or, if more favorable to the Current Employee, the employee benefits provided to similarly situated employees of Parent and its Affiliates). In addition to the foregoing, from and after the Effective Time, Parent will, and will cause the Surviving Corporation and each of its other Subsidiaries to, honor in accordance with their terms, all contracts, policies, plans and commitments of the Company and its Subsidiaries that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries. Each of the Company, Parent and Merger Sub acknowledges that the occurrence of the Effective Time will constitute a change in control (or other similar term) of the Company under the terms of the Company Plans containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(b)    Without limiting the generality of Section 5.6(a), from and after the Effective Time, Parent will, and will cause the Surviving Corporation and each of its other Subsidiaries to, assume, honor and continue during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, bonus, incentive compensation, commission, change in control, retention and termination plans and agreements, in each case, as in effect at the Effective Time and in accordance with their terms.

(c)    Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its Subsidiaries prior to the Effective Time to be taken into account for all purposes under all employee benefit plans of Parent, the Surviving Corporation, and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time for those purposes; provided, that, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Parent will not, and will cause the Surviving Corporation to not, subject Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to give such Current Employees credit under such employee benefit plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

(d)    To the extent not paid prior to the Closing Date, the Company shall pay the 2024 Annual Bonuses as of immediately prior to the Closing, provided that the 2024 Annual Bonuses shall be (i) prorated based on the number of days that have elapsed between July 1, 2023 and the Closing Date, and (ii) paid at the greater of target or actual achievement of the applicable performance goals.

(e)    Without limiting the generality of Section 8.6, no provision of this Agreement (i) prohibits Parent or the Surviving Corporation from amending or terminating any individual Company Plan or any other employee benefit plan in accordance with its terms in a manner that does not conflict with or contravene the obligations of Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates under this Section 5.6, (ii) requires Parent or the Surviving Corporation to keep any Person employed for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any Company Plan or other employee benefit plan or (iv) confers upon any Current Employee or any other Person any third-party beneficiary or similar rights or remedies.

Section 5.7.    Directors’ and Officers’ Indemnification and Insurance.

(a)    Parent and Merger Sub will cause the Surviving Corporation’s articles of organization and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of the Company than are currently provided in the Company Organizational Documents, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent will, and will cause the Surviving Corporation to, make such changes to the articles of organization and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 5.7.

(b)    Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, and until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such Person’s heirs, executors, administrators, or Affiliates, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable and documented out-of-pocket expenses incurred in connection with any Action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, Affiliate, fiduciary, or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, Parent and the Surviving Corporation will advance to each Indemnified Party reasonable expenses incurred in the defense of the Action, including reasonable attorneys’ fees (provided that any Person to whom expenses are advanced will have provided, to the extent required by the MBCA, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c)    Notwithstanding anything to the contrary in this Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the annual premium for such tail policy may not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (the “Maximum Amount”). Parent will cause such policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate premium for such insurance policies in excess of the Maximum Amount; provided, further, that if the aggregate premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(d)    Without limiting any of the rights or obligations under this Section 5.7, from and after the Effective Time, the Surviving Corporation will keep in full force and effect, and will comply with the terms and conditions of, any agreement in effect as of the date of this Agreement and made available to Parent between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.

(e)    This Section 5.7 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person or entity referred to in this Section 5.7. The indemnification and advancement provided for in this Section 5.7 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent will make proper provisions such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 5.7.

Section 5.8.    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will, and will cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Merger and the other Contemplated Transactions as promptly as practicable and, in any event, by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, (i) cooperate with each other to make any filing or notification required or advisable under any Antitrust Laws or Foreign Investment Laws as promptly as practicable and in any event prior to the expiration of any applicable legal deadline, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law or Foreign Investment Law. The parties also will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Antitrust Laws or Foreign Investment Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws, (D) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws or Foreign Investment Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws or Foreign Investment Laws and (F) to provide each other with copies of all material written communications to or from any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel only basis, if deemed advisable and necessary by that party. Such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(b)    Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Subsidiaries and Affiliates to, take such actions as may be reasonably necessary to obtain any consents, clearances, or approvals required under or in connection with Antitrust Laws or Foreign Investment Laws to enable all waiting periods under applicable Antitrust Laws or Foreign Investment Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws or Foreign Investment Laws asserted by any Governmental Body, in each case, to cause the Merger to occur as promptly as possible and, in any event, by or before the Outside Date, including promptly complying with any requests for additional information (including any second request) by any Governmental Body; provided, however, that Parent, its Subsidiaries and Affiliates shall not be required to (i) offer, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of any and all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent or any of its Subsidiaries or Affiliates (including the Surviving Corporation and its Subsidiaries), nor any other restrictions on the activities of Parent, any of its Subsidiaries or Affiliates (including the Surviving Corporation and its Subsidiaries), and (ii) contest, defend, or appeal any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party hereto to consummate the Merger and taking other actions to prevent the entry, enactment, or promulgation thereof.  For the avoidance of doubt, Parent shall not be required to hold separate, sell, divest, license or agree to any other disposition with respect to any operations, divisions, businesses, product lines, customers, assets or relationships of Parent or any of its Affiliates (other than the Company, the Surviving Corporation and their Subsidiaries). Parent shall bear the expenses and costs incurred by the parties in connection with any filings or other such actions that may be required to obtain clearance under any Antitrust Law or Foreign Investment Law for the consummation of the Merger, in each case, after the initial filing in each jurisdiction.

(c)    Prior to the Effective Time, each party will use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance, or consummation of the Contemplated Transactions; provided, that, in no event will either party or its respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such Contract.

Section 5.9.    Public Announcements. The Company will not, and will cause its Subsidiaries to not, and Parent will not, and will cause each of its Subsidiaries to not, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law or any rule or regulation of NYSE or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement will use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 5.9 do not apply to a press release or announcement issued by the Company in connection with, or following, an Acquisition Proposal or a Change of Board Recommendation made in compliance with Section 5.3 and Parent shall not be required by this Section 5.9 to consult with or obtain prior consent of the Company with respect to any press release or announcement responsive to any press release or announcement issued by the Company pursuant to this sentence. Notwithstanding the foregoing, Parent, Merger Sub, and following the Effective Time, the Surviving Corporation, and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Contemplated Transactions to such Person’s existing or prospective general and limited partners, equity holders, members, managers, lenders and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.10.    Conduct of Parent and Merger Sub.

(a)    Parent will not, and will cause each of its Subsidiaries to not, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, (i) result in any of the conditions to the Merger not being satisfied or (ii) prevent, materially delay or materially impede the ability of Parent or Merger Sub to timely consummate the Merger or the other Contemplated Transactions.

(b)    Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.11.    No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12.    Merger Sub. Prior to the Effective Time, Merger Sub will not engage in any other business activities and will not incur any liabilities or obligations other than as contemplated herein. Parent shall take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. All obligations of Merger Sub under this Agreement will be deemed joint obligations of Parent, as a principal obligor thereof and not merely as guarantor.

Section 5.13.    Ownership of Company Securities. Prior to the Effective Time, Parent will not, and will cause each of its Subsidiaries to not, own (directly or indirectly, beneficially or of record) any Company Securities, and none of Parent, Merger Sub, or their respective Affiliates will hold any rights to acquire any Company Securities except pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 5.13 will not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Parent, Merger Sub, or their respective Subsidiaries exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Parent, Merger Sub, or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 5.14.    State Takeover Laws. If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Contemplated Transactions, the parties hereto will use their respective reasonable best efforts to take all such actions are reasonably necessary to minimize the effects of any such statute or regulation on such transactions.

Section 5.15.    FIRPTA Certificate. Prior to or at the Effective Time, the Company will deliver to Parent (in the form set forth on Annex III to this Agreement) a certificate dated the Closing Date satisfying the requirements set forth in Treasury Regulations Sections 1.1445‑2(c)(3) and 1.897‑2(h).

Section 5.16.    Shareholder Litigation. The Company will promptly notify Parent of actions, suits, or claims instituted against the Company or any of its directors or officers relating to this Agreement or the Contemplated Transactions (“Shareholder Litigation”). Parent will have the right to participate in the defense of any such Shareholder Litigation, the Company will consult with Parent regarding the defense of any such Shareholder Litigation, and the Company will not settle or compromise any Shareholder Litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed, or conditioned.

Section 5.17.    Financing.

(a)    Parent shall use its reasonable best efforts to (taking into account the expected timing for Closing) obtain, no later than the Closing Date, the proceeds of the Financing on the terms and conditions described in the Commitment Letters (subject to replacement thereof in accordance with Section 5.17(c)), including (i) maintaining in effect the Commitment Letters in accordance with and subject to the terms and conditions set forth therein (it being understood that the Commitment Letters may be replaced or amended as provided below), (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) substantially consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, any “market flex” provisions contained in any related fee letter), (iii) satisfying on a timely basis (or obtaining a waiver of) all conditions in the Debt Commitment Letter and (iv) complying with the covenants applicable to it in the Commitment Letters and in the Definitive Agreements for the Financing. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Cash Equity) have been satisfied, Parent shall use its reasonable best efforts to cause the Debt Financing Sources and Equity Investor to fund the Financing at Closing (including by promptly taking enforcement action in the event of a breach by the Debt Financing Sources or Equity Investor of their obligations under the Commitment Letters or Definitive Agreements); provided, however, in no event shall “reasonable best efforts” of Parent under this Section 5.17 be deemed or construed to require Parent to instigate or pursue litigation against any of the Debt Financing Sources. Parent shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed) permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy (i) imposes any new (or expands or adversely modifies any existing) conditions to the consummation of the Financing in a manner that could reasonably be expected to prevent or delay the Closing or the Financing or (ii) reduces the amount of the Financing to an amount that would be less than the amount that would be required to pay the Financing Amount (unless, in the case of a reduction to the Debt Financing, the Cash Equity is increased by the amount of any such reduction); provided, however, that Parent may (x) amend, modify or supply the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties to the Debt Commitment Letter, (y) amend or modify the Debt Commitment Letter to implement the "market flex" provisions included in the related fee letter, or (z) otherwise amend or replace the Debt Commitment Letter so long as (A) such amendment does not impose terms or conditions that would reasonably be expected to delay or prevent the Closing, (B) the terms of such amendment do not reduce the amount of the Financing to an amount that would be less than the amount that would be required to pay the Financing Amount (unless, in the case of a reduction to the Debt Financing, the Cash Equity is increased by the amount of any such reduction), (C) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of Alternative Debt Financing set forth below, (D) such amendment does not adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements, (E) such amendment does not waive any remedy available to Parent or its Affiliates thereunder or adversely affect the ability of Parent or its Affiliates to enforce or cause the enforcement of its rights under the Financing, (F) such amendment does not allow for the early termination of the Debt Commitment Letter or (G) such Amendment cannot reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. In the event that any portion of the Debt Financing becomes unavailable or any of the Definitive Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor (other than the right of Parent to terminate this Agreement pursuant to Section 7.4 hereof) Parent will (i) use its reasonable best efforts to obtain from the same and/or alternative debt financing (in an amount, when taken together with the Cash Equity, at least equal to the Financing Amount) (the “Alternative Debt Financing”) and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement (other than as expressly provided otherwise), the term “Debt Financing” shall be deemed to include any Alternative Debt Financing arranged in compliance herewith, and the terms “Debt Commitment Letter” and “Definitive Agreement” shall be deemed to include any commitment letter (or similar agreement) or definitive agreement with respect to any such Alternative Debt Financing; provided, that, notwithstanding anything to the contrary herein, in no event shall any Alternative Debt Financing or amendment with respect to the Debt Commitment Letter be deemed to adversely expand the obligations set forth in this Section 5.17 of the Company and its Subsidiaries.

(b)    Parent shall promptly notify the Company in writing (i) of any breach or default by any party to a material provision of the Commitment Letter, (ii) of the receipt by any of Parent or Merger Sub or any of their Affiliates of any written notice from any Debt Financing Source with respect to any actual or threatened breach, dispute, termination or repudiation by any party to any Commitment Letter (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any Definitive Agreement with respect thereto, (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing necessary to fund the Financing Amount (taking into account the Cash Equity) on the terms, in the manner or from the sources contemplated by the Commitment Letters and (iv) of the termination or expiration in writing (or attempted or purported termination in writing, whether or not valid) of the Debt Commitment Letter. Parent shall keep the Company reasonably informed (and provide information reasonably requested by the Company in writing) of the status of its efforts to arrange the Financing and any other financing; provided that Parent shall not be obligated to provide any information that would jeopardize any attorney-client privilege on a reasonably current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.17(b) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing is available.

(c)    The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and their respective Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement, marketing, preparation and closing of the Debt Financing as well as any necessary consents, amendments, repayments or terminations of existing financing arrangements) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including using reasonable best efforts to, upon Parent’s request:

(i)    participate in a reasonable number of virtual meetings, conference calls, presentations, road shows, due diligence sessions and sessions with arrangers, potential lenders and/or rating agencies, in each case at reasonable times and locations mutually agreed, and upon reasonable notice;

(ii)    assist Parent with the preparation of customary rating agency presentations, bank information memoranda, offering memoranda, confidential information memoranda, private placement memoranda, prospectuses and similar marketing documents and investor, lender presentations (including a customary authorization letter) and other similar customary documents and materials required in connection with the Debt Financing Sources (the “Marketing Material”) and otherwise assist in the marketing efforts of Parent and its Debt Financing; provided that no such Marketing Material shall be issued by the Company or its Subsidiaries;

(iii)    assist Parent in connection with the preparation of (but not executing prior to the Closing), execution and delivery of any loan agreement, guarantees, pledge and security documents, customary closing certificates, perfection certificates, solvency certificate, and any other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources and otherwise reasonably cooperating with Parent and the Debt Financing Sources in facilitating the pledging of collateral and the granting of security interests relating to the collateral if required by the Debt Commitment Letter, it being understood that such documents will not take effect until the Closing;

(iv)    use commercially reasonable efforts to assist Parent in the preparation of pro forma financial information and pro forma financial statements (it being understood that the Parent shall be responsible for the preparation of (including costs and expenses of) such pro forma financial information and statements);

(v)    at least four (4) Business Days prior to the Closing Date, provide all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and customary beneficial ownership certifications;

(vi)    cooperate in connection with the repayment or defeasance of the Credit Facilities and release, discharge and termination of the related Liens, including (i) delivering such payoff letters in accordance with Section 6.2, and (ii) delivering any UCC authorizations or other release and termination of the related Liens, and termination, defeasance or similar notices; and

(vii)    promptly supplement the written information provided pursuant to this Section 5.17 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

The foregoing notwithstanding, nothing in this Section 5.17 or otherwise shall require (i) the Company or any persons who are directors of the Company or any of its Subsidiaries prior to the Closing Date to pass resolutions or consents to approve or authorize any aspect of the Debt Financing; (ii) the Company or any of its Subsidiaries or any of their respective Representatives to enter into any agreement (other than customary authorization letters) or undertake any obligation which becomes effective prior to the Closing and that is not contingent on the occurrence of the Closing; (iii) the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other cost or expense in connection with the Debt Financing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of the Parent; (iv) the Company, any Subsidiary or any Representative thereof to deliver any opinion; (v) the Company or any of its Subsidiaries to take any action that could reasonably be expected to (A) conflict with, or result in any violation or breach of, or default under, the organizational documents thereof, any applicable Law, or any material contract to which it is a party (to the extent not entered into in contemplation of this Section 5.17(c)); (B) result in the waiver of any attorney-client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of its Subsidiaries (so long as the Company has reasonably cooperated with Parent and used commercially reasonable efforts to permit disclosure to the extent permitted by such confidentiality obligations) or (C) cause any condition to the Closing set forth in ARTICLE VI not to be satisfied; (vi) any Representative of the Company to deliver any certificate or take any other action in any personal capacity; (vii) the preparation, in connection with the Debt Financing, of quarterly or annual financial statements for the Company with a different fiscal quarter or fiscal year end than the Company’s current fiscal quarter and fiscal year end dates; or (viii) the Company or any of its Subsidiaries to provide or cause to be provided any Excluded Information.

(d)    Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 5.17(d) (other than the preparation of its normal quarterly and annual financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs, charges or expenses (including reasonable and documented out-of-pocket attorneys’ fees), suffered or incurred by them in connection with (i) the Debt Financing (including the arrangement or obtaining thereof), (ii) any action taken by them pursuant to this Section 5.17(d), or (iii) any information utilized in connection with the Debt Financing, in each case, other than as a result of fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person.

(e)    Notwithstanding anything to the contrary, the Company shall be deemed to have complied with Section 5.17(c) for all purposes of this Agreement (including ARTICLE III) unless (i) the Company has materially breached its obligations under Section 5.17(c) and (ii) the Debt Financing has not been obtained and such failure arises primarily as a result of the Company’s willful breach of its obligations under Section 5.17(c). For the avoidance of doubt, the parties acknowledge and agree that the provisions contained in Section 5.17(c) represent the sole obligation of the Company and its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing, and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations.

(f)    All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.17 shall be kept confidential in accordance with the Confidential Disclosure Agreement; it being understood that Parent and its representations may disclose such information to its Debt Financing Sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any Alternative Debt Financing, subject to and in accordance with customary confidentiality practices for syndicated processes of the Debt Financing Sources or customary market standards for dissemination of such type of information. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries.

Section 5.18.    Credit Facilities. The Company shall, and the Company shall cause the Company Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with Parent and Merger Sub in doing, all things necessary, proper or advisable with respect to the Credit Facilities, including (i) providing timely notice to the appropriate parties of the Contemplated Transactions as required thereunder, (ii) as promptly as practicable, making all filings and notifications as reasonably requested by Parent or Merger Sub and (iii) preparing forms of customary payoff letter for each Credit Facility that is being repaid and terminated concurrent with the Closing from the lenders with respect thereto, relating to the repayment in full of all obligations thereunder, the termination of such Credit Facility and all commitments in connection therewith and the release of all Liens securing the obligations thereunder.

Section 5.19.    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and the rules and policies of the NYSE to cause the delisting of the Company and of the shares of Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from the NYSE prior to the Effective Time.

Section 5.20.    Company ESOP Matters.

(a)    As soon as practicable after the date of this Agreement, the Company will coordinate with the trustee(s) or other applicable fiduciary of the Company ESOP regarding the participant pass-through vote to be conducted in accordance with the voting requirements of Section 409(e) of the Code by such trustee(s) or other applicable fiduciary for the Company Common Stock owned by the ESOP in connection with the Contemplated Transactions. No later than the Effective Time, the Company shall take all actions permissible under applicable law and consistent with ERISA necessary to terminate each Company ESOP. As of the Effective Time, the Company shall take all actions permissible under applicable law and consistent with ERISA necessary to cause the balance of any unallocated assets remaining in each Company ESOP to be allocated in accordance with the applicable plan documents.

(b)    Within one hundred and twenty (120) days following the Closing, the Company or its successor shall (and Parent shall cause the Company to) file or cause to be filed all necessary documentation with the Internal Revenue Service for a determination letter for termination of the Company ESOP.

(c)    Prior to the Effective Time, the Company shall (and Parent shall cause the Company to) cause the Company ESOP to provide that twenty-five percent (25%) of the value of each Company ESOP shall be treated as a holdback from which no distributions of accrued benefits shall be made subsequent to the date on which the Company ESOP is terminated until the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the Company ESOP’s qualification for favorable income tax treatment under the Code, except that distributions may be made earlier if required under applicable law or the terms of the Company ESOP (including upon the occurrence of retirement, death, disability or termination of employment, or any other event, other than the plan termination, that requires a distribution from the Company ESOP).

(d)    Prior to the Effective Time, the Company shall provide to Parent a written certificate executed by the independent fiduciary to the Company ESOP (or its legal counsel) to the effect that (i) the Contemplated Transactions in respect of the Company ESOP are prudent and otherwise in accordance with the fiduciary requirements of Section 404 of ERISA, (ii) the consideration to be received by the Company ESOP is fair to the Company ESOP from a financial perspective, and (iii) the Contemplated Transactions in respect of the Company ESOP will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

Section 5.21.    Real Property Matters.

(a)    At the request of Parent, the Company shall, and the Company shall cause the Company Subsidiaries to, use commercially reasonable efforts to assist and cooperate with Parent and Merger Sub to convey the Athol Property to an Affiliate of Parent designated by Parent either (i) immediately prior to the Effective Time (and conditioned upon the completion of the Closing), or (ii) promptly following the Effective Time. In the event this Agreement is terminated prior to the Closing, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the actions contemplated by this Section 5.21. For the avoidance of doubt, the Company shall not be required to deliver the Deed prior to the Closing except to a reasonably acceptable title company to be held in escrow pending the Closing.

(b)    During the Pre-Closing Period, if reasonably requested by Parent, the Company shall, and the Company shall cause the Company Subsidiaries to, each use their commercially reasonable efforts to take, or cause to be taken, all actions, and each use commercially reasonable efforts to do, or cause to be done, and to assist and cooperate in a commercially reasonable manner with Parent and Merger Sub in obtaining (i) an owner’s extended coverage title insurance policy with respect to each Company Owned Real Property located in the United States, issued by a nationally recognized title insurance company duly licensed in the relevant jurisdiction, written as of the Effective Time, insuring fee simple title to such Company Owned Real Property, free and clear of any Liens (other than Permitted Liens), and (ii) an appropriately certified ALTA/NSPS Land Title Survey with respect to each Company Owned Real property located in the United States showing no Liens (other than Permitted Liens). For the avoidance of doubt, (i) neither the Company nor any Company Subsidiary shall be required to remove, cure or bond over any matters of record or any exceptions in any such title insurance policies or any encroachments in any such Land Title Surveys, in each case, that would not reasonably be expected to have a Company Material Adverse Effect and (ii) no stockholder or other direct or indirect owner of the Company, other than solely as a director, officer or authorized signatory of the Company and not in any individual capacity, shall be required to execute documents in connection with the covenants set forth in this Section 5.21.

Section 5.22.    Rights Agreement. As promptly as practicable after the execution and delivery of this Agreement, the Company will enter into an amendment to the Amended and Restated Rights Agreement, dated as of October 30, 2020, between the Company and Computershare Inc. (the “Rights Agreement”) substantially in the form made available to Parent, such that neither Parent nor any of its Affiliates is an Acquiring Person (as defined in the Rights Agreement).

ARTICLE VI
CONDITIONS OF MERGER

Section 6.1.    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by all parties to this Agreement in writing (to the extent permitted by applicable Law)) at or prior to the Effective Time of each of the following conditions:

(a)    No order, injunction or decree issued by any Governmental Body of competent jurisdiction preventing the consummation of the Merger is in effect. No statute, rule, regulation, order, injunction, or decree has been enacted, entered, promulgated, or enforced (and continue to be in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger.

(b)    This Agreement shall have been duly adopted by stockholders of the Company constituting the Company Requisite Vote, and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable Law and the articles of organization, certificate of incorporation and bylaws of each such corporation, as applicable.

Section 6.2.    Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver in writing (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of the Company set forth in (i) Section 3.3(a) and (d) (Capital Stock) and the first sentence of Section 3.9 (Absence of Certain Developments) shall be true and correct in all respects, except, in the case of Section 3.3(a) and (d) (Capital Stock), for de minimis inaccuracies, as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) Section 3.1(a) (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.4(a) (Subsidiaries), Section 3.5(a) (No Breach), solely with respect to the Athol Property, Section 3.11(a) (Title to Tangible Properties), and Section 3.23 (Brokerage), shall be true and correct in all material respects (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties), as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (iii) all other representations and warranties of the Company set forth in ARTICLE III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties) would not have, individually or in the aggregate, a Company Material Adverse Effect;

(b)    The Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under this Agreement at or prior to the Closing Date;

(c)    The Company shall have delivered to Parent, an executed copy of a customary payoff letter for the Loan and Security Agreement from or on behalf of the lenders with respect thereto, relating to the repayment in full of all obligations thereunder, the termination of such Credit Facility and all commitments in connection therewith and the release of all Liens securing the obligations thereunder (in each case, effective as of the Closing Date);

(d)    Since the date of this Agreement, there shall not have occurred any change, event, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(e)    The Company shall have delivered to Parent a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.

Section 6.3.    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger are subject to the satisfaction or waiver in writing (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true, correct and complete in all respects as of the as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect”, except where the failure to be so correct and complete does has not had, individually or in the aggregate, a Parent Material Adverse Effect;

(b)    Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations that Parent and Merger Sub are required to comply with or to perform under this Agreement at or prior to the Closing Date; and

(c)    Parent shall have delivered to the Company a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.    Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2.    Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent or the Company if:

(a)    any court of competent jurisdiction or other Governmental Body has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) will not be available to any party whose material breach of this Agreement was the proximate cause of such order, decree, ruling, or other action;

(b)    the Effective Time has not occurred on or prior to September 4, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) will not be available (i) to any party whose material breach of this Agreement was the proximate cause of the failure of the Effective Time to occur by such date, or (ii) to either party at any time the parties are litigating obligations under this Agreement; provided, further, that in the event that the Effective Time would have occurred by the Outside Date but for the failure to satisfy the conditions set forth in Section 6.1(a) as of such time, then the Company or Parent may extend the Outside Date to a date no later than October 4, 2024 (and such date will then be the Outside Date); or

(c)    the Company Requisite Vote is not obtained upon a vote taken thereon at the Stockholders Meeting duly convened therefor (or any adjournment or postponement thereof).

Section 7.3.    Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by the Company if:

(a)    there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation or warranty of Parent or Merger Sub is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of the conditions in Section 6.1 or Section 6.3 (and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent or Merger Sub of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period); provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 7.3(a) if it is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not then be satisfied;

(b)    the Company Board or any committee thereof effects a Change of Board Recommendation in respect of a Superior Proposal in accordance with Section 5.3(e); provided, that, substantially concurrently with such termination, the Company enters into an Alternative Acquisition Agreement in respect of such Superior Proposal and pays the Company Termination Fee; or

(c)    (i) the Closing shall not have occurred on or before the date required by Section 1.2, (ii) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which would be, at the time of the termination of this Agreement, satisfied if the Closing were to occur at such time), (iii) the Company has certified to Parent and Merger Sub by irrevocable written notice that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (iv) Parent and Merger Sub fail to consummate the Closing within three (3) Business Days following the date of receipt of such written notice by Parent and Merger Sub.

Section 7.4.    Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent if:

(a)    There has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of the conditions in Section 6.1 or Section 6.2 (and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period); provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 7.4(a) if it is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not then be satisfied;

(b)    The Company materially breaches its obligations under Section 5.3 or Section 5.4 (and such breach is not capable of being cured within five (5) days following receipt by the Company of written notice of such breach or, if such breach is capable of being cured within such period, it has not been cured within such period); or

(c)    The Company Board or any committee thereof effects a Change of Board Recommendation or the Company approves or adopts, or recommends the approval or adoption of, any Alternative Acquisition Agreement.

Section 7.5.    Effect of Termination.

(a)    Any termination of this Agreement in accordance with this ARTICLE VII will be effective immediately upon the delivery of a written notice of the terminating party to the non-terminating party and, if then due concurrently with the delivery of such notice, payment of the Company Termination Fee. In the event of termination of this Agreement pursuant to this ARTICLE VII, this Agreement (other than Section 5.2(b), ARTICLE VII and ARTICLE VIII, each of which will survive any termination of this Agreement) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that except in a circumstance where the Company Termination Fee is paid pursuant to Section 7.4(b), no such termination will relieve the Company of any liability for damages resulting from fraud or any material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”).

(b)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii)    this Agreement is terminated by Parent pursuant to Section 7.4(b);

(iii)    this Agreement is terminated by Parent pursuant to Section 7.4(c); or

(iv)    (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(b) (but in the case of a termination by the Company, only if at such time Parent has complied with its obligations under this Agreement in all material respects, including Section 5.8) or this Agreement is terminated by Parent pursuant to Section 7.4(a), (B) any Person has publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless publicly withdrawn prior to such termination) and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to the Acquisition Proposal (and the transactions contemplated by such Acquisition Proposal are subsequently consummated (whether during or after such twelve (12) month period) or the Acquisition Proposal is consummated (provided, that, for purposes of clause (C) of this Section 7.5(b)(iv), references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”);

then, in any such case, the Company will pay Parent a termination fee of $4,350,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to Section 7.5(b)(i) will be paid concurrently with such termination, (2) pursuant to Section 7.5(b)(ii) or Section 7.5(b)(iii) will be paid no later than five (5) Business Days after such termination and (3) pursuant to Section 7.5(b)(iv) will be paid to Parent upon the consummation of the transaction referenced therein. The Company will not be required to pay the Company Termination Fee pursuant to this Section 7.5(b) more than once.

(c)    In the event that this Agreement is terminated pursuant to Section 7.2(c) (under circumstances in which Parent would not be entitled to terminate pursuant to Section 7.4(a), Section 7.4(b) or Section 7.4(c) (for this purpose, without giving effect to any applicable cure periods therein)) the Company agrees to promptly (and in any event within ten (10) Business Days), upon request by Parent, reimburse Parent for all reasonable and documented out-of-pocket costs incurred by Parent and its Subsidiaries in connection with this Agreement (the “Reimbursement Amount”), up to an amount equal to Two Million Dollars ($2,000,000).

(d)    Notwithstanding anything to the contrary in this Agreement, other than Parent’s injunctive, specific performance and equitable relief rights, as and only to the extent expressly permitted by Section 8.13, (i) if required to be paid, Parent’s receipt of the Company Termination Fee pursuant to Section 7.5(b) (together with, if applicable, the Reimbursement Amount pursuant to Section 7.5(c) and any amounts owed pursuant to Section 7.5(e)) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Parent, Merger Sub and their Affiliates against the Company and any of its Affiliates or any of its or their respective former, current, or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners, or Representatives for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement in respect of this Agreement, the termination of this Agreement, or the failure to consummate the Contemplated Transactions and (ii) upon payment to Parent of the Company Termination Fee pursuant to Section 7.5(b) (together with, if applicabe, the Reimbursement Amount pursuant to Section 7.5(c) and any amounts owed pursuant to Section 7.5(e)) no former, current, or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners, or Representatives of the Company or its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the termination of this Agreement, or failure to consummate the Contemplated Transactions. Notwithstanding the foregoing, nothing contained in this Section 7.5(d) shall limit the remedies of Parent and Merger Sub under Section 8.13 or under the Confidentiality Agreement.

(e)    The Company acknowledges that the agreements contained in Section 7.5(b) are an integral part of the Contemplated Transactions, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.5(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(b), the Company will pay to Parent or Merger Sub interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f)    Parent Termination Fee.

(i)    In the event this Agreement is terminated by the Company pursuant to (A) Section 7.3(a) as a result of an Intentional Breach by Parent or (B) Section 7.3(c), Parent shall pay or cause to be paid to the Company an amount equal to $8,700,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by the Company within five (5) Business Days following such termination. Parent and the Company acknowledge that (1) the Parent Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company in circumstances in which the Parent Termination Fee is payable, which amount would otherwise be impossible to calculate with precision and (2) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(ii)    Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance, and equitable relief rights, as and only to the extent expressly permitted by Section 8.13, (A) the Company’s right to terminate this Agreement pursuant to Section 7.3(a) or Section 7.3(c) and receive payment of the Parent Termination Fee solely in the circumstances in which it is payable by Parent pursuant to Section 7.5(f)(i) (together with any amounts owed pursuant to Section 7.5(g)) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of the Company and any of its Affiliates against Parent and any of its Affiliates or any of its or their respective former, current, or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners, or Representatives (each, a “Parent Related Party”), any Debt Financing Sources and Equity Investors for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement and the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Contemplated Transactions and (B) upon payment of the Parent Termination Fee to the Company (together with any amounts owed pursuant to Section 7.5(g)) , no Parent Related Party, nor any of the Debt Financing Sources or Equity Investors shall have any further liability or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether an Intentional Breach or otherwise), the termination of this Agreement, or failure to consummate the Contemplated Transactions. Notwithstanding the foregoing, nothing contained in this Section 7.5(f) shall limit the remedies of the Company under Section 8.13 or under the Confidentiality Agreement.

(iii)    Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that if the Closing does not occur, the maximum aggregate liability of any Parent Related Party, the Debt Financing Sources or the Equity Investors, for monetary damages relating to or arising out of this Agreement, the Debt Financing, or the Cash Equity, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether an Intentional Breach or otherwise), the termination of this Agreement, or failure to consummate the Contemplated Transactions, shall be limited to an amount equal to the Parent Termination Fee, and in no event shall the Company or any of its Affiliates seek to recover any money damages in excess of such amount.

(g)    Parent and Merger Sub acknowledge that the agreements contained in Section 7.5(f) are an integral part of the Contemplated Transactions, and that, without these agreements, the Company would not have entered into this Agreement. Accordingly, if Parent fails to promptly pay the amount due pursuant to Section 7.5(f)(i) and, in order to obtain such payment, the Company commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(f)(i), Parent will pay to the Company interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(h)    For the avoidance of doubt, while the Company on the one hand or Parent and Merger Sub on the other hand may pursue a grant of specific performance under Section 8.13 prior to termination of this Agreement and/or the payment of the Parent Termination Fee or the Company Termination fees, as applicable, under Section 7.5(e) or Section 7.5(b), respectively, following the termination of this Agreement, under no circumstances shall (x) the Company be permitted or entitled to receive from Parent or (y) Parent and Merger Sub be permitted or entitled to receive from the Company both a grant of specific performance in accordance with Section 8.13 on the one hand, and payment of all or a portion of the Parent Termination Fee or the Company Termination Fee, as applicable, (or any other monetary damages), on the other hand.

Section 7.6.    Expenses. Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the Contemplated Transactions.

Section 7.7.    Amendment and Waiver. This Agreement may not be amended prior to the Effective Time except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein; provided, that in no event shall the condition set forth in Section 6.1(b) be waivable by any party; provided, further, in the event that the Company has received the Company Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company’s stockholders pursuant to Massachusetts Law without such approval; provided, further, that notwithstanding the foregoing, none of this Section 7.7, Section 7.5(f)(ii), Section 8.5, Section 8.7 or Section 8.16 may be amended, modified, supplemented or waived in any manner adverse to the Debt Financing Sources without the consent of the affected Debt Financing Sources. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, (b) this ARTICLE VIII, and (c) as provided for in Section 7.5(a); provided, that nothing in this Agreement shall in any way limit any claim, cause of action or recovery available to Parent, Merger Sub, the Surviving Corporation and each of their respective direct and indirect equityholders and Affiliates, and each of their respective officers, directors, managers, partners, employees and agents, and each of their respective successors and assigns under a “buyer’s” representations and warranties insurance policy, if any. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.2.    Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)    if to Parent or Merger Sub:

Uhu Inc.

c/o MiddleGround Management, L.P.

10 Crosby Street – 4th Fl.

New York, NY 10013

with additional copies (which will not constitute notice) to:

Dechert LLP

1095 6th Ave
New York, NY 10036

Attention: Omoz Osayimwese

Steve Pratt
Email:    omoz.osayimwese@dechert.com

stephen.pratt@dechert.com

Dechert LLP

300 S Tryon
St #800
Charlotte, NC 28202

Attention: Dave Cosgrove

Email: david.cosgrove@dechert.com

(ii)   if to the Company:

The L.S. Starrett Company

121 Crescent Street

Athol, MA 01331

Attention: Douglas A. Starrett

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:          Zachary R. Blume

Email: zachary.blume@ropesgray.com

Section 8.3.    Certain Definitions. For purposes of this Agreement the term:

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of transactions made or renewed by a Person or group (other than Parent or Merger Sub) at any time after the date of this Agreement that is structured to permit such Person or group to acquire beneficial ownership of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiaries, pursuant to a merger, consolidation, or other business combination, sale of Shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

“Action” means a cause of action, litigation, examination, audit, investigation, suit, mediation, arbitration or other legal proceeding, including but not limited to any Termos de Ajustamento de Conduta.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Alternative Debt Financing” has the meaning set forth in Section 5.17(a).

“Antitrust Laws” means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition.

“2024 Annual Bonuses” has the meaning set forth in Section 5.1(b)(iii)(C).

“Articles of Merger” has the meaning set forth in Section 1.2.

“Athol Property” means the Company Owned Real Property located at 121 Crescent Street, Athol, Massachusetts 01331.

“Balance Sheet Date” means June 30, 2023.

“Book-Entry Share” has the meaning set forth in Section 2.4(c).

“Business Day” means each day (other than Saturday or Sunday) on which banks are open in New York, New York.

“Cash Equity” has the meaning set forth in Section 4.11(b).

“Certificate” has the meaning set forth in Section 2.4(b).

“Change of Board Recommendation” means (a) the withholding, withdrawal, amendment, qualification or modification, or public proposal to withhold, withdraw, amend, qualify or modify of the Company Board Recommendation, (b) the failure by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the shareholders of the Company reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, or (c) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within five (5) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, that, Parent may deliver only two (2) such requests with respect to any Acquisition Proposal.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 3.12(f).

“Commitment Letters” has the meaning set forth in Section 4.11(b).

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Class A Common Stock” means the Class A Common stock, $1.00 par value per Share, of the Company.

“Company Class B Common Stock” means the Class B Common stock, $1.00 par value per Share, of the Company.

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company or any of its Subsidiaries.

“Company Disclosure Letter” has the meaning set forth in ARTICLE III.

“Company Equity Awards” has the meaning set forth in Section 2.2(a)(ii).

“Company Equity Plan” has the meaning set forth in Section 2.2(a).

“Company ESOP” means the Company’s 1984 Employee Stock Ownership Plan, as amended and restated, and the Company’s 2013 Employee Stock Ownership Plan, as amended and restated.

“Company ESPP” means the Company’s 2022 Employees’ Stock Purchase Plan and the Company’s 2017 Employees’ Stock Purchase Plan.

“Company Leased Real Property” has the meaning set forth in Section 3.11(b).

“Company Leases” has the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that, individually or taken together with other changes, effects, events, inaccuracies, occurrences or other matters, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, or other matters resulting or arising from or in connection with any of the following will not be deemed, either alone or in combination, to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, except to the extent such matters have, or would be reasonably expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (b) the announcement of this Agreement or the Contemplated Transactions (provided that no effect shall be given to this clause (b) for purposes of any representation or warranty (or closing condition related thereto) which addresses the effect of, or requirements in respect, of the execution of this Agreement or the consummation of the Contemplated Transactions); (c) any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause; (d) acts of war or terrorism (including cyber-attacks and computer hacking), national emergencies, U.S. federal government shutdowns, natural disasters, force majeure events, weather events or health emergencies, including pandemics or epidemics (or the escalation of any of the foregoing) or actions taken in response thereto, except to the extent such matters have, or would be reasonably expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (e) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such changes have, or would be reasonably expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (f) the performance of this Agreement and the Contemplated Transactions, including compliance with covenants set forth herein (excluding the requirement that the Company and its Subsidiaries operate in the ordinary course of business), or any action taken or omitted to be taken by the Company at the express written request or with the prior written consent of Parent or Merger Sub; (g) the initiation or settlement of any legal proceedings commenced by or involving (i) any Governmental Body in connection with this Agreement or the Contemplated Transactions or (ii) any current or former shareholder of the Company (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions, or the settlement of any litigation pending as of the date of this Agreement; or (h) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of this Agreement; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Organizational Documents” has the meaning set forth in Section 3.1.

“Company Owned Real Property” means the owned real properties set forth on Section 3.11(c) of the Company Disclosure Letter, together with the buildings, fixtures, parking facilities and other improvements now or hereafter to be situated thereon and all of the Company’s or applicable Subsidiary’s rights and title to any easements appurtenant thereto.

“Company Permits” has the meaning set forth in Section 3.21(a).

“Company Plan” means a Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries (or their beneficiaries), with respect to which the Company or any of its Subsidiaries has any material Liability; provided, however, that Company Plan will not include any Plan that is sponsored or maintained by a Governmental Body or maintained for the benefit of current or former officers, directors, employees or individual independent contractors of the Company or any of its Subsidiaries who are primarily located in a jurisdiction other than the U.S. if the benefits provided thereunder are required to be provided by statute and do not exceed the level of benefits required to be so provided. For clarity, “Company Plans” includes Company Equity Plans, each Company ESPP and each Company ESOP.

“Company PSU” has the meaning set forth in Section 2.2(a)(ii).

“Company Real Property” means, collectively, the Company Owned Real Property and the Company Leased Real Property.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company RSU” has the meaning set forth in Section 2.2(a)(i).

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Securities” means (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company.

“Company Stockholder Approval” means the approval of this Agreement and the Contemplated Transactions, by the requisite vote under applicable Law, by the stockholders of the Company.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Termination Fee” has the meaning set forth in Section 7.5(b).

“Confidentiality Agreement” means the agreement regarding confidentiality, by and between Parent and the Company, dated August 17, 2023.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyrights” means all copyrights and rights in works of authorship, including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Covid-19 Employment Protection Scheme” means any government scheme designed to protect jobs or pay or otherwise assist organizations with the costs of employing or engaging staff in light of the impact of the Covid-19 pandemic. In the United Kingdom, this includes the job retention scheme implemented by Her Majesty’s Revenue and Customs and governed by The Coronavirus Act 2020 Functions of Her Majesty’s Revenue and Customs (Coronavirus Job Retention Scheme) Direction published on 15 April 2020 and any successor direction.

“Covid-19 Relief Scheme” means any grant, subsidy, allowance, relief scheme, program or measure imposed or suggested by any governmental, taxation and/or regulatory body in response to Covid-19 which are applicable to the Company or any of its Subsidiaries.

“Credit Facilities” means the (i) Loan and Security Agreement and (ii) the agreements listed on Section 8.3 of the Company Disclosure Letter.

“Current Employees” has the meaning set forth in Section 5.6(a).

“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data in the possession or control of the Company or any of its Subsidiaries, or any other act or omission that compromises the security, integrity, or confidentiality Company Data.

“Debt Commitment Letter” has the meaning set forth in Section 4.11(a).

“Debt Financing” has the meaning set forth in Section 4.11(a).

“Debt Financing Sources” means the lenders and/or any other persons that have committed to provide or have otherwise entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein (or any Alternative Debt Financing), including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Deed” means a warranty deed in recordable form and otherwise in form and substance reasonably acceptable to Parent and the Company.

“Definitive Agreements” has the meaning set forth in Section 5.17(a).

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 5.3(e)(i), Section 5.3(e)(ii) or Section 5.3(e)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means all Laws that have as a material purpose protection of the environment, natural resources (including threatened or endangered species, or human health (as it relates to exposure to Hazardous Substances).

“ERISA” has the meaning set forth in Section 3.18(c).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company or any of its Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Equity Commitment Letter” has the meaning set forth in Section 4.11(b).

“Equity Investor” has the meaning set forth in Section 4.11(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” means (a) any description of capital structure, including descriptions of indebtedness or equity of Parent or any of its Affiliates on or after the Closing Date, (b) any information customarily provided by a lead arranger in a customary information memorandum for a bank financing, including sections customarily drafted by a lead arranger, such as those regarding confidentiality, timelines, syndication process and limitations of liability, (c) any segment reporting financial information to the extent not otherwise prepared by the Company, (d) any pro forma, projected or forward-looking information, (e) any information relating to transactions anticipated by Parent or Merger Sub (but not by the Company or its Subsidiaries) to occur after the Closing Date and (f) any information with respect to any person other than (i) the Company and its Subsidiaries and (ii) officers of the Company or any of its Subsidiaries who will remain in such capacity after the Closing Date.

“FCPA” has the meaning set forth in Section 3.21(e).

“FGTS” means the Brazilian Unemployment Compensation Fund (Fundo de Garantia do Tempo de Serviço).

“Foreign Investment Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate foreign investments.

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“Financing” has the meaning set forth in Section 4.11(b).

“Financing Amount” has the meaning set forth in Section 4.11(d).

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign, international, multinational or other governmental or quasi-governmental authority of competent jurisdiction, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any chemical, substance, material, pollutant, contaminant, or waste that is defined or regulated as “hazardous,” “toxic,” or a “pollutant” or words of similar meaning or import pursuant to any Environmental Laws, including petroleum and petroleum-derived products, asbestos, radioactive materials or wastes, and polychlorinated biphenyls. Hazardous Substance also includes per- and polyfluoroalkyl substances.

“HSR Act” has the meaning set forth in Section 3.6.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice and other than payments due under license agreements); (c) all obligations of such Person in respect of letters of credit and bankers’ acceptances, surety and performance bonds that have been drawn down, in each case, solely to the extent of such draw; (d) all obligations of such Person under Finance Leases (in the United States, Brazil and all other applicable jurisdictions); (e) obligations under any Tax installment programs with respect to Brazil; (f) all declared but unpaid dividends and interest on net equity; and (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (h) all obligations of the type referred to in clauses (a) though (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (h) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 5.7(b).

“INSS” means the Brazilian National Institute of Social Security (Instituto Nacional do Seguro Social).

“Intellectual Property” means all of the following in any jurisdictions worldwide, including all rights in, arising out of, or associated therewith: (A) Trademarks; (B) Patents; (C) Trade Secrets; (D) Copyrights; (E) Software; (F) trade secrets, proprietary non-public information, and know-how; and (G) any and all other intellectual property, industrial property, or similar proprietary rights, whether registered or unregistered.

“Intentional Breach” has the meaning set forth in Section 7.5(a).

“Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that affects the business, assets or operations of the Company (other than any change, effect, event, circumstance, occurrence or other matter (a) primarily resulting from a breach of this Agreement by the Company or (b) primarily relating to the announcement or pendency of this Agreement) and that was not known to, or reasonably foreseeable by, the Company Board or any committee thereof on the date of this Agreement, which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof after the date of this Agreement and prior to receipt of the Company Stockholder Approval; provided, however, that in no event will any of the following constitute an Intervening Event: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) changes in the price of the Company Common Stock, in and of itself (provided, that the underlying reasons for such changes may constitute an Intervening Event to the extent not otherwise excluded by this definition) or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying reasons for such events may constitute an Intervening Event to the extent not otherwise excluded by this definition).

“IP Contracts” means all Contracts (a) pursuant to which any Owned Intellectual Property that is material to the continued operation of the current business of the Company or its Subsidiaries is or has been (i) developed by or for the Company or any of its Subsidiaries, (ii) assigned to the Company or any of its Subsidiaries by any other Person, or (iii) assigned by the Company or any of its Subsidiaries to any other Person, (except for purposes of the scheduling requirement pursuant to Section 3.14(f) “IP Contracts” does not include any form agreement signed by employees or independent contractors in the ordinary course of business assigning to the Company or any of its Subsidiaries any Intellectual Property developed by such employee or independent contractor), or (b) in force as of the date of this Agreement, under which (i) the Company or any its Subsidiaries has obtained from or granted to any third party any license, covenant not to sue, co-existence agreement, settlement agreement, or other right, title, or interest in or (ii) the Company or its Subsidiaries is expressly restricted from using, in each case (i) and (ii) of this definition, any Intellectual Property that is material to the continued operation of the current business of the Company or its Subsidiaries, as of the date of this Agreement, except for (x) Off-the-Shelf Software, (y) non-exclusive licenses of Intellectual Property granted to customers, suppliers, and service providers in the ordinary course of business consistent with past practice, and (z) confidentiality and non-disclosure agreements entered into in the ordinary course of business consistent with past practice.

“Knowledge” of Parent or the Company, as applicable, means the actual knowledge of such Person’s chief executive officer or the members of the executive leadership team, in each case, after reasonable inquiry.

“Law” means any foreign or U.S. federal, state, municipal or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, directive, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, claim, lease, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or restriction.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Lincoln International” has the meaning set forth in Section 3.23.

“Loan and Security Agreement” means that certain Credit Agreement, dated as of April 29, 2022, by and among the Company, Tru-Stone, Starrett Kinemetric Engineering and Bytewise, the guarantors from time-to-time party thereto, and HSBC Bank USA, National Association, as amended from time to time.

“Malicious Code” means any computer code or any other procedures, routines or mechanisms designed to (i) disrupt, disable, harm or impair in any material way (A) such Software’s operation, or (B) any IT Asset or (ii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

“MBCA” has the meaning set forth in the Recitals.

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means New York Stock Exchange LLC.

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the third Business Day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any change in the financial terms of any Superior Proposal or any material change to the facts and circumstances related to any Intervening Event, as applicable, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice.

“OECD Convention” has the meaning set forth in Section 3.21(e).

“Off-the-Shelf Software” means off-the-shelf Software or Software provided as a service that is generally commercially available on standard terms.

“Outside Date” has the meaning set forth in Section 7.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned, in whole or in part, by the Company or its Subsidiaries, as of the date of this Agreement.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the Contemplated Transactions.

“Parent Termination Fee” has the meaning set forth in Section 7.5(f)(i).

“Patents” means issued patents (including issued utility and design patents), and any pending applications for the same, including any divisionals, continuations, continuations-in-part, reissues, extensions and renewals thereof and any inventions, invention disclosures, discoveries and improvements, whether or not patentable.

“Paying Agent” has the meaning set forth in Section 2.4(a).

“Pensions Ombudsman” means the UK Pensions Ombudsman.

“Pension Protection Fund” means the UK Pension Protection Fund.

“Pensions Regulator” means the UK Pensions Regulator.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not (i) due and payable, (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (iii) individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Real Property that are not violated by the current use or occupancy of such Company Real Property or the operation of the business thereon in any manner that has or would reasonably be expected to have a Company Material Adverse Effect, (d) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record and any matter that would be shown on an accurate survey of Company Real Property, in each case, that do not or would not reasonably be expected to have a Company Material Adverse Effect, (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) purchase money liens for personal property, furnishings, fixtures and equipment and liens securing rental payments under Finance Leases, (g) Company Leases, (h) any covenants, conditions, restrictions, easements, encumbrances and other similar matters affecting the Company Real Property that do not violate the terms of the applicable Company Lease, (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice and (j) those matters identified as Permitted Liens in the Company Disclosure Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, program or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, health, welfare, dental, vision, disability, life insurance, death benefit, employee assistance, tuition assistance or other material fringe benefit plan, program, arrangement or agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which the Company or any of its Subsidiaries has entered or is otherwise bound.

“Privacy and Data Security Laws” means any foreign or domestic Laws with which the Company or any of its Subsidiaries is required to comply relating to privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) applicable published industry standards of any applicable self-regulatory organizations that are related to privacy, Processing of Personal Information, the security of Personal Information or data breach disclosure and notification, in each case as and to the extent applicable to the operation of the business of the Company or any of its Subsidiaries.

“Privacy Policy” means each written statement of the Company or any of its Subsidiaries related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“Prohibited Payment” has the meaning set forth in Section 3.21(e).

“Proxy Statement” has the meaning set forth in Section 3.24.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, dispersing, or migrating into or through the environment or within any building, structure, facility or fixture.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Retirement Plan” means the Retirement Plan for Employees of The L.S. Starrett Company (Plan #001), as amended and restated effective July 1, 2015.

“Sarbanes-Oxley” has the meaning set forth in Section 3.10(d).

“SEC” means the Securities and Exchange Commission.

“Shareholder Litigation” has the meaning set forth in Section 5.16.

“Shares” means all of the issued and outstanding shares of Company Common Stock.

“Software” means computer software and firmware, including data files, source code, object code and software-related specifications and documentation.

“Statutory Books” means the shareholders’ register book (Livro de Registro de Ações Nominativas), shareholders’ presence book (Livro de Presença de Acionistas), shares transfer books (Livro de Registro de Transferência de Ações Nominativas) and minutes from shareholders’ meetings and board meetings of each of the Companies, as applicable.

“Stockholders’ Meeting” has the meaning set forth in Section 5.5(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means a written Acquisition Proposal made after the date of this Agreement that did not result from a material breach of Section 5.3 (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee thereof has determined, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view to the Acquisition Proposal reflected in this Agreement, taking into account all legal, regulatory and financial terms, the likelihood of consummation (including certainty of closing), the Person making the Acquisition Proposal, timing, the ability of such third-party to consummate the Acquisition Proposal and all other aspects of such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Trade Secrets” means proprietary know-how, trade secrets, and confidential information, in each case that derive independent economic value from not being generally known.

“Trademarks” means trademarks, service marks, trade names, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Treasury Regulations” means the Treasury Regulations under the Code.

“UK Bribery Act” has the meaning set forth in Section 3.21(e).

“UK DB Pension Scheme” means the L.S. Starrett Company Limited Retirement Benefits Scheme established by a trust deed dated 21 and 26 June 1961 and currently governed by a deed of amendment dated 25 and 26 November 2002 as amended to date.

“UK Pension Schemes” means the UK DB Pension Scheme.

“Union” means any union, works council or other employee representative body.

“WARN” has the meaning set forth in Section 3.20(d).

Section 8.4.    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 8.5.    Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties. Notwithstanding anything to the contrary contained herein, Parent shall have the right, without the prior written consent of any of the other parties, to assign all or any portion of its rights, interests, and obligations under this Agreement to any agent for the Debt Financing Sources (so long as Parent remains fully liable for all of its obligations hereunder) for purposes of creating a security interest herein or otherwise assigning collateral in respect of any Debt Financing; provided that such assignment shall be at no cost to the Company, its Subsidiaries or its shareholders.

Section 8.6.    Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, and instruments referred to herein), the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remain in full force and effect. Except for (a) the rights of the shareholders of the Company to receive the Merger Consideration, and the holders of Company Equity Awards to receive the consideration described in Section 2.2, (b) as provided in Section 5.7 (which is intended for the benefit of each Indemnified Party) and (c) as provided in Section 7.5(f) and Section 8.7 with respect to the Debt Financing Sources, all of whom will be third-party beneficiaries of these provisions), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.7.    Debt Financing Source Matters. Notwithstanding anything herein to the contrary, Company, on behalf of itself and its Subsidiaries and its stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents, hereby (a) agrees that the Debt Financing Sources will not have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, damages, causes of action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement, any Debt Financing or any of the Contemplated Transactions or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided, that nothing in this Section 8.7 will limit the liability or obligations of the Debt Financing Sources party to the Debt Commitment Letter to Parent (and its successors and assigns) or the other parties to the Debt Commitment Letter), (b) agrees that the Debt Commitment Letter, the Definitive Agreements and/or the Debt Financing and any dispute arising under, out of, in connection with or related in any manner to the Debt Commitment Letter, the Definitive Agreements and/or Debt Financing will be governed by and construed in accordance with the internal Laws of the State of New York to the extent specified therein, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law, (c) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect of any ligation directly or indirectly arising out of the Debt Commitment Letter, the Definitive Agreements and/or the Debt Financing or the performance of services in respect thereof or thereunder and (d) agrees (without limiting the foregoing clause (a)) not to bring any suit, action or proceeding against the Debt Financing Sources or which may arise pursuant to the Debt Commitment Letter, the Definitive Agreements and/or the Debt Financing or the performance of services in respect thereof or thereunder in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, and the Company on behalf of itself and its Subsidiaries irrevocably consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not, and will not support any of its Affiliates in bringing, any suit, action or proceeding in any other court. Notwithstanding anything to the contrary contained herein, any modification, waiver or termination of (i) Section 8.8, (ii) Section 8.11, (iii) Section 7.5(f)(ii), (iv) Section 7.7, (v) the proviso of Section 8.6, or (vi) this Section 8.7 or the definition of “Debt Financing Sources” (or any other provision of this Agreement to the extent such modification, waiver or termination would modify the substance of such Sections or such definition) that is materially adverse to any Debt Financing Sources will not be effective without the prior written consent of the Debt Financing Sources then party to the Debt Commitment Letter. This Section 8.7 will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 8.7 will survive any termination of this Agreement. The Debt Financing Sources shall be express third party beneficiaries of Section 7.5(d), Section 7.5(f)(ii), Section 7.7, Section 8.5, and this Section 8.7,and shall be entitled to rely on and enforce these such Sections.

Section 8.8.    Governing Law. Except as provided in Section 8.7, this Agreement will be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof.

Section 8.9.    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.10.    Counterparts. This Agreement may be executed and delivered (including by email transmission or electronic transmission in portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.11.    Jurisdiction. Except as provided in Section 8.7, this of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of (i) the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or (ii) any United States federal court located in the Commonwealth of Massachusetts in the event any dispute arises out of this Agreement, the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger in any court other than (i) the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or (ii) a United States federal court sitting in the Commonwealth of Massachusetts; provided, that, each of the parties will have the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

Section 8.12.    Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.11 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.13.    Specific Performance.

(a)    The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that, subject to Section 8.13(c), (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)    Notwithstanding the parties’ rights to specific performance pursuant to Section 8.13(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided that under no circumstances will a party be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) monetary damages (including the Company Termination Fee, the Parent Termination Fee or any monetary damages in lieu of specific performance).

(c)    Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall be entitled to seek specific performance to cause Parent to draw down the full proceeds of the Cash Equity pursuant to the terms and conditions of the Equity Commitment Letter and to seek to cause Parent to effect the Closing in accordance with Section 1.2, in each case, only if (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which would be, at the time of the termination of this Agreement, satisfied if the Closing were to occur at such time), (ii) the Debt Financing (or Alternative Debt Financing in accordance with Section 5.17) has been funded or will be funded at the Closing, (iii) the Company has confirmed to Parent and Merger Sub by irrevocable written notice that (A) all of the conditions in Section 6.1 and Section 6.2 have been satisfied (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which would be, at the time of the termination of this Agreement, satisfied if the Closing were to occur at such time) or that the Company is irrevocably waiving any such condition that remains unsatisfied, (B) the Company is ready, willing and able to effect the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter, and (iv) Parent and Merger Sub fail to consummate the Closing prior to 5:00 p.m. Eastern Time on the third (3rd) Business Day following the date of delivery of such written notification by the Company. In no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Cash Equity to be funded and consummate the Closing and (y) pay the Parent Termination Fee or any other monetary damages whatsoever.

Section 8.14.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15.    Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. References to “ordinary course of business” refer to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, including reasonable actions or omissions taken or to be taken by the Company in good faith from time to time in response to changing economic and other conditions, circumstances and events. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

Section 8.16.    No Recourse.

(a)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and, other than in accordance with the Equity Commitment Letter and the Limited Guarantee, no other Parent Related Parties shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate or certification contemplated by this Agreement and executed by an authorized officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.

(b)    The Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and that none of the Parent Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UHU INC.

By:	/s/ John Stewart
	Name:	John Stewart
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNICORNFISH CORP.

By:	/s/ John Stewart
	Name:	John Stewart
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE L.S. STARRETT COMPANY

By:	/s/ Douglas A. Starrett
	Name:	Douglas A. Starrett
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]